                                                                     Exhibit 2.5


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                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                          CERTIFIED FABRICATORS, INC.,

                              CALBRIT DESIGN, INC.

                             AND THEIR STOCKHOLDERS

                                       AND

                            PRECISION PARTNERS, INC.,

                          DATED AS OF FEBRUARY 19, 1999


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


                                TABLE OF CONTENTS

                                                                                                                   PAGE

         I.  DEFINITIONS..............................................................................................1
                  1.1.     Definitions................................................................................1

         II.  THE PURCHASE; CLOSING..................................................................................11
                  2.1.     Purchase of Common Stock..................................................................11
                  2.2.     Purchase Price............................................................................11
                  2.3.     Estimated Closing Shareholders' Equity....................................................11
                  2.4.     Post-Closing Adjustment...................................................................11
                  2.5.     Adjustments to Closing Payments...........................................................13
                  2.6.     Disposition of Escrow Amount..............................................................14
                  2.7.     Earnout Amount............................................................................16
                  2.8.     Closing...................................................................................17
                  2.9.     Proceedings...............................................................................17

         III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND THE SHAREHOLDERS..................................17
                  3.1.     ..........................................................................................17
                           3.1.1.   Corporate Existence and Power....................................................17
                           3.1.2.   Corporate Authorization; Enforceability..........................................18
                           3.1.3.   Governmental Authorization.......................................................18
                           3.1.4.   Non-Contravention; Consents......................................................18
                           3.1.5.   Capitalization...................................................................18
                           3.1.6.   Financial Statements; Books and Records..........................................19
                           3.1.7.   No Undisclosed Liabilities.......................................................20
                           3.1.8.   Intercompany Accounts............................................................20
                           3.1.9.   Tax Matters......................................................................20
                           3.1.10.  Absence of Certain Changes.......................................................22
                           3.1.11.  Contracts........................................................................22
                           3.1.12.  Insurance Coverage...............................................................24
                           3.1.13.  Litigation.......................................................................24
                           3.1.14.  Compliance with Laws; Permits....................................................25
                           3.1.15.  Properties; Sufficiency of Assets................................................25
                           3.1.16.  Intellectual Property............................................................26
                           3.1.17.  Environmental Matters............................................................26
                           3.1.18.  Plans and Material Documents.....................................................27
                           3.1.19.  Interests in Customers, Suppliers, Etc...........................................29
                           3.1.20.  Customer, Supplier and Employee Relations; Employee Compensation; Bonuses........29
                           3.1.21.  Other Employment Matters.........................................................30
                           3.1.22.  Accounts Receivable..............................................................30
                           3.1.23.  Inventory........................................................................31
                           3.1.24.  Millennium Compliance............................................................31
                           3.1.25.  Finders' Fees....................................................................31



                  3.2.     Representations and Warranties of the Shareholders........................................31
                           3.2.1.   Authority; Enforceability........................................................31
                           3.2.2.   No Conflicts.....................................................................32
                           3.2.3.   No Consents......................................................................32
                           3.2.4.   Ownership of Shares; Title.......................................................32
                           3.2.5.   Litigation.......................................................................32

         IV.   REPRESENTATIONS AND WARRANTIES OF BUYER...............................................................32
                  4.1.     Corporate Existence and Power.............................................................32
                  4.2.     Corporate Authorization; Enforceability...................................................33
                  4.3.     Governmental Authorization................................................................33
                  4.4.     Non-Contravention.........................................................................33
                  4.5.     Litigation................................................................................33
                  4.6.     Finders' Fees.............................................................................33
                  4.7.     Purchase for Investment...................................................................33

         V.  CERTAIN COVENANTS.......................................................................................34
                  5.1.     Conduct of Business of the Companies......................................................34
                  5.2.     Exclusive Dealing.........................................................................35
                  5.3.     Review of the Companies; Confidentiality..................................................36
                  5.4.     Best Efforts..............................................................................37
                  5.5.     Satisfaction and Termination of Equity Arrangements.......................................37
                  5.6.     Plan Assets...............................................................................37
                  5.7.     Monthly Financial Statements..............................................................37
                  5.8.     Supplements to Schedules..................................................................37
                  5.9.     Further Assurances........................................................................37

         VI.  TAX MATTERS............................................................................................38
                  6.1.     Tax Returns...............................................................................38
                  6.2.     Apportionment of Taxes....................................................................39
                  6.3.     Cooperation; Audits.......................................................................39
                  6.4.     Controversies.............................................................................39
                  6.5.     Amended Returns...........................................................................40
                  6.6.     Non-foreign Person Affidavit..............................................................40

         VII.  CONDITIONS TO CLOSING.................................................................................40
                  7.1.     Conditions to Obligations of Buyer........................................................40
                           7.1.1.   Representations, Warranties and Covenants of the Companies.......................40
                           7.1.2.   Certificate of each of the Companies.............................................41
                           7.1.3.   Representations, Warranties and Covenants of the Shareholders....................41
                           7.1.4.   No Injunction, etc...............................................................41
                           7.1.5.   No Proceedings...................................................................41
                           7.1.6.   Required Filings.................................................................41
                           7.1.7.   Opinion of Counsel...............................................................41
                           7.1.8.   Spousal Consent..................................................................41
                           7.1.9.   Due Diligence; Schedule Supplements..............................................41
                           7.1.10.  Ancillary Agreements.............................................................42
                           7.1.11.  Resignation of Directors.........................................................42



                           7.1.12.  Third Party Consents; Governmental Approvals.....................................42
                           7.1.13.  FIRPTA...........................................................................42
                           7.1.14.  No Material Adverse Change.......................................................42
                           7.1.15.  Financing........................................................................42
                           7.1.16.  Shareholder Indebtedness; Intercompany Accounts..................................42
                           7.1.17.  HSR Act..........................................................................42
                  7.2.     Conditions to Obligations of Each of the Companies and the Shareholders...................42
                           7.2.1.   Representations, Warranties and Covenants of Buyer...............................43
                           7.2.2.   Buyer's Certificate..............................................................43
                           7.2.3.   No Injunction, etc...............................................................43
                           7.2.4.   No Proceedings...................................................................43
                           7.2.5.   Required Filings.................................................................43
                           7.2.6.   Opinion of Counsel...............................................................43
                           7.2.7.   Ancillary Agreements.............................................................43
                           7.2.8.   HSR Act..........................................................................43
                           7.2.9.   Shareholder Guarantees...........................................................43

         VIII.  SURVIVAL; INDEMNIFICATION............................................................................44
                  8.1.     Survival..................................................................................44
                  8.2.     Indemnification...........................................................................44
                  8.3.     Tax Indemnification.......................................................................45
                  8.4.     Procedures................................................................................46
                  8.5.     Personal Liability of the Shareholders; Indemnification Cap...............................48
                  8.6.     Treatment of Indemnification Payments.....................................................48
                  8.7.     Indemnification Amounts Net of Benefits Received; Set-off.................................48
                  8.8.     Exclusive Remedy..........................................................................49

         IX.  MISCELLANEOUS..........................................................................................49
                  9.1.     Termination...............................................................................49
                  9.2.     Notices...................................................................................50
                  9.3.     Amendments and Waivers....................................................................50
                  9.4.     Expenses..................................................................................50
                  9.5.     Successors and Assigns....................................................................50
                  9.6.     No Third Party Beneficiaries..............................................................50
                  9.7.     Governing Law.............................................................................50
                  9.8.     Jurisdiction..............................................................................51
                  9.9.     Waiver of Jury Trial......................................................................51
                  9.10.    Counterparts..............................................................................51
                  9.11.    Headings..................................................................................51
                  9.12.    Entire Agreement..........................................................................51
                  9.13.    Severability..............................................................................51
                  9.14.    No Waiver.................................................................................51
                  9.15.    Certain Interpretive Matters..............................................................51
                  9.16.    Transfer of Proceeds......................................................................52
                  9.17.    Shareholders' Representative..............................................................52


                                  EXHIBIT INDEX

EXHIBIT A:        Form of Amendment to Asset Lease Agreements
EXHIBIT B-1:      Form of Employment and Consulting Letter between CFI Holding and Buehler
EXHIBIT B-2:      Form of Employment and Consulting Letter between CFI Holding and Reagan
EXHIBIT C:        Form of Escrow Agreement among CFI Holding, the Escrow Agent and the Stockholders' Representative
EXHIBIT D:        Form of Financial Advisory Services Letter between CFI Holding and SKM
EXHIBIT E-1:      Form of Noncompetition Agreement between CFI Holding and
                  Buehler
EXHIBIT E-2:      Form of Noncompetition Agreement between CFI Holding and
                  Reagan
EXHIBIT F-1:      Form of Earnout Note
EXHIBIT F-2:      Form of Subordination Agreement
EXHIBIT G-1:      Form of Opinion of Ward, Kroll & Jampol
EXHIBIT G-2:      Form of Opinion of LeBoeuf, Lamb, Greene & MacRae
EXHIBIT H:        Form of Spousal Consent
EXHIBIT I:        Form of Opinion of Jones, Day, Reavis & Pogue

                                 SCHEDULE INDEX

SCHEDULE 1:                Shareholders
SCHEDULE 3.1.4:            Non-Contravention; Consents
SCHEDULE 3.1.5(a):         Authorized, Issued and Outstanding Capital Stock
SCHEDULE 3.1.5(b):         Capitalization; Outstanding Interest to repurchase,
                           redeem or otherwise acquire company securities.
SCHEDULE 3.1.5(c):         Capitalization; Company Owned Interests in Other
                           Entities
SCHEDULE 3.1.6(d):         Changes in Companies' reserve or accrual amounts or
                           policies
SCHEDULE 3.1.7:            Undisclosed Liabilities
SCHEDULE 3.1.8:            Inter-Company balances
SCHEDULE 3.1.9(a):         Tax Matters
SCHEDULE 3.1.9(b):         Jurisdictions to which any Tax on overall Net Income
                           is Properly Payable
SCHEDULE 3.1.10:           Absence of Certain Changes
SCHEDULE 3.1.11(a):        Contracts
SCHEDULE 3.1.11(b):        Contracts
SCHEDULE 3.1.11(c):        Grants of Severance or Termination Pay
SCHEDULE 3.1.13:           Litigation
SCHEDULE 3.1.14(a):        Compliance with Laws; Permits
SCHEDULE 3.1.14(b):        Government or Regulatory Permits and Licenses
SCHEDULE 3.1.15(a):        Properties; Sufficiency of Assets
SCHEDULE 3.1.15(b):        Real Property assets owned or leased
SCHEDULE 3.1.16:           Intellectual Property
SCHEDULE 3.1.17:           Environmental Matters
SCHEDULE 3.1.18(a):        Benefit Plans
SCHEDULE 3.1.18(b):        Benefit Plans;  ERISA and Code Compliance
SCHEDULE 3.1.18(c):        Benefit Plans: Compliance with the law or statutory,
                           regulatory and contractual obligations
SCHEDULE 3.1.18(d):        Benefit Plans without favorable IRS determination
                           letters
SCHEDULE 3.1.18(h):        Bonus, retirement, severance, job security or similar
                           benefits
SCHEDULE 3.1.18(i):        Employee options to purchase shares
SCHEDULE 3.1.19:           Interests in Customers, Suppliers, Etc.
SCHEDULE 3.1.20(a):        Customer, Supplier and Employee Relations; Employer
                           Compensation
SCHEDULE 3.1.20(b):        Bonuses
SCHEDULE 3.1.21:           Other Employment Matters
SCHEDULE 3.1.22:           Accounts Receivable
SCHEDULE 3.1.23:           Inventories acquired or produced since Balance Sheet
                           Date
SCHEDULE 3.1.24:           Millennium Compliance
SCHEDULE 3.1.25:           Finder's Fees
SCHEDULE 3.2.5:            Litigation
SCHEDULE 4.5:              Litigation
SCHEDULE 7.2.9             Shareholder Guarantees
SCHEDULE 9.2:              Notices
SCHEDULE 9.15(c)(i):       Knowledge of the Companies
SCHEDULE 9.15(c)(ii):      Knowledge of Buyer

                            STOCK PURCHASE AGREEMENT

                  STOCK PURCHASE AGREEMENT (this "AGREEMENT"), dated as of February 19, 1999, by and among CERTIFIED FABRICATORS, INC., a California corporation ("CFI"), CALBRIT DESIGN, INC., a California corporation ("CALBRIT"), the Persons listed on SCHEDULE 1 attached hereto (the "SHAREHOLDERS"), and PRECISION PARTNERS, INC., a Delaware corporation ("BUYER").

                                    RECITALS

                  A. The Shareholders own all of the issued and outstanding common stock, no par value (collectively, the "COMMON STOCK"), of each of CFI and Calbrit (each, a "COMPANY," and both collectively, the "COMPANIES") in the proportions set forth across from their names on SCHEDULE 1.

                  B. Buyer desires to purchase from the Shareholders and the Shareholders desire to sell to Buyer (the "PURCHASE") the Common Stock in exchange for the Aggregate Consideration, all on the terms and conditions set forth herein.

                  C. The parties desire to make certain representations, warranties and covenants in connection with the Purchase and to prescribe various conditions to the Purchase.

                  Accordingly, the parties hereto agree as follows:

                                 I. DEFINITIONS

                  1.1. DEFINITIONS. In addition to the terms defined elsewhere herein, the following terms, as used herein, have the following meanings when used herein with initial capital letters:

                  "1999 EBITDA" has the meaning ascribed to such term in Section 2.7(b).

                  "1999 PAYOUT RATIO" has the meaning ascribed to such term in
Section 2.7(b).

                  "2000 EBITDA" has the meaning ascribed to such term in Section 2.7(c).

                  "2000 PAYOUT RATIO" has the meaning ascribed to such term in
Section 2.7(c).

                  "ACCOUNTANTS" has the meaning ascribed to such term in Section 2.4(b).

                  "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person. For the purposes of this definition, "CONTROL," when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "CONTROLLING" and "CONTROLLED" have meanings correlative to the foregoing.

                  "AGGREGATE CLOSING CONSIDERATION" has the meaning ascribed to such term in Section 2.2(a).

                  "AGGREGATE CONSIDERATION" means the sum of the Aggregate Closing Consideration, the Escrow Amount, if any, payable to the Shareholders, and the Earnout Amount, if any, payable to the Shareholders.

                  "AGREEMENT" has the meaning ascribed to such term in the introductory paragraph of this Agreement, as the same may be amended from time to time in accordance with the terms hereof.

                  "ANCILLARY AGREEMENTS" means the Asset Lease Agreements, the Employment Letters, the Escrow Agreement and the Noncompetition Agreements.

                  "ASSET LEASE AGREEMENTS" means the lease agreements disclosed in SCHEDULE 3.1.15(b) between Certified Fabricators, a California general partnership, and the Company relating to the following properties:

                           (a)      6291 Burnham Avenue, Buena Park, CA;
                           (b)      6332 Burnham Avenue, Buena Park, CA;
                           (c)      6351 Burnham Avenue, Buena Park, CA; and
                           (d)      6350 Altura, Buena Park, CA;

                  in each case as amended to the effect set forth in EXHIBIT A attached hereto.

                  "ASSET SALE" means any direct or indirect issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by either Company or any of their Subsidiaries to any Person of any property or assets of either Company or any of their Subsidiaries other than in the ordinary course of business.

                  "AUDITED BALANCE SHEET" means the audited balance sheet of CFI as of October 31, 1998 contained in the Audited Statements.

                  "AUDITED STATEMENTS" means the audited balance sheets of CFI as of October 31, 1998, 1997 and 1996, together with the related statements of earnings and retained earnings, shareholders' equity and cash flows for the fiscal years then ended, together with the notes thereto and reports thereon of Ernst & Young, LLP.

                  "BALANCE SHEET DATE" means October 31, 1998.

                  "BALANCE SHEET PRINCIPLES" has the meaning ascribed to such term in Section 2.4(a).

                  "BASE SHAREHOLDERS' EQUITY" means shareholders equity reflected in the Audited Balance Sheet.

                  "BONUSES" have the meaning ascribed to such term in Section 3.1.20(b).

                  "BUSINESS DAY" means a day other than a Saturday or Sunday or a day on which banks located in New York City or Los Angeles are authorized or required to close.

                  "BUYER" has the meaning ascribed to such term in the introductory paragraph of this Agreement.

                  "CALBRIT FINANCIAL STATEMENTS" means the unaudited balance sheet of Calbrit through the period ending October 31, 1998, together with the related statement of earnings, and, for each monthly period thereafter, the unaudited balance sheet of Calbrit covering such monthly period (or portion thereof) from November 1, 1998 through January 31, 1999 (or such later period as may be available prior to the Closing Date) , together with the related statement of earnings.

                  "CAP" means, as of any point in time, the aggregate of the following two definitions:

                           (i) "CASH CAP" means, as of any point in time, an
amount equal to (a) $3.5 million plus (b) to the extent paid to the Shareholders or the Shareholders' Representative (for the benefit of the Shareholders) as required under this Agreement, up to 75% of the sum of any cash payments of the Escrow Amount and any cash payments of the Earnout Amount.

                           (ii) "NON-CASH CAP" means, as of any point in time,
to the extent the Earnout Amount (or portion thereof) is not paid in cash (but by tender of an Earnout Note) to the Shareholders or the Shareholders' Representative (for the benefit of the Shareholders), up to 75% of the Earnout Notes issued from time to time, reduced by the Earnout Amount previously paid in cash (under the Earnout Notes) or set off against previously issued Earnout Notes.

                  "CAPITAL STOCK" means (a) with respect to any Person that is a corporation, any and all shares, interests, participation or other equivalents (however designated and whether or not voting) of corporate stock, including the common stock of such Person and (b) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

                  "CAPITALIZED LEASE OBLIGATIONS" means, with respect to either Company, for any applicable period, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP, and the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

                  "CLOSING" has the meaning ascribed to such term in Section
2.8.

                  "CLOSING DATE" has the meaning ascribed to such term in
Section 2.8.

                  "CLOSING DATE BALANCE SHEET" has the meaning ascribed to such term in Section 2.4(a).

                  "CLOSING SHAREHOLDERS' EQUITY" has the meaning ascribed to such term in Section 2.4(a).

                  "CLOSING SHAREHOLDERS' EQUITY STATEMENT" has the meaning ascribed to such term in Section 2.4(a).

                  "CODE" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

                  "COMMON STOCK" has the meaning ascribed to such term in Recital A of this Agreement.

                  "COMPANY" and "COMPANIES" have the meaning ascribed to such terms in Recital A of this Agreement.

                  "COMPANY PROPERTY" means any real property and improvements at any time owned, leased, used, operated or occupied (whether for storage, disposal or otherwise) by either of the Companies.

                  "COMPANY SCHEDULES" has the meaning ascribed to such term in
Section 5.8.

                  "COMPANY SECURITIES" has the meaning ascribed to such term in
Section 3.1.5(b).

                  "COMPUTER SYSTEMS" has the meaning ascribed to such term in
Section 3.1.24.

                  "CONSTITUENTS OF CONCERN" means any substance defined as a hazardous substance, hazardous waste, hazardous material, pollutant, or contaminant by any Environmental Law, any petroleum hydrocarbon and any degradation product of a petroleum hydrocarbon, asbestos, PCB or similar substance, the handling, storage, treatment or exposure of or to which is subject to regulation under any Environmental Law.

                  "DAMAGES" has the meaning ascribed to such term in Section 8.2(a).

                  "DIRECT CLAIM" means a claim by an Indemnified Party on account of Damages which does not result from a Third Party Claim or a Third Party Notice.

                  "EARNOUT AMOUNT" has the meaning ascribed to such term in
Section 2.7.

                  "EARNOUT EBITDA STATEMENTS" has the meaning set forth in
Section 2.7(a).

                  "EARNOUT NOTE" and "EARNOUT NOTES" have the meanings ascribed to such terms in Section 2.7(d).

                  "EBITDA" means, with respect to CFI and its Subsidiaries the sum (without duplication) of (a) Net Income and (b) to the extent Net Income has been reduced thereby, (i) all income Taxes of CFI recorded as a Tax provision in accordance with GAAP for such period (other than income Taxes attributable to extraordinary, unusual or nonrecurring gains or losses or Taxes attributable to sales or dispositions outside the ordinary course of business), (ii) Interest Expense and (iii) Non-cash Charges, all as determined in accordance with GAAP.

                  "EBITDA STATEMENT" has the meaning ascribed to such term in
Section 2.6(a).

                  "EMPLOYMENT AND CONSULTING LETTERS" means the employment or consulting letter agreements between Buyer and each of BRW, Inc. and Robert Reagan, substantially to the effect set forth in EXHIBITS B-1 and B-2.

                  "ENVIRONMENTAL CLAIMS" means administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, citations, summonses, notices of non-compliance or violation, requests for information, investigations or proceedings relating to any Environmental Law or any permit issued under any such Law, including (a) Environmental Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Constituents of Concern or arising from alleged injury or threat of injury to human health and safety or the environment.

                  "ENVIRONMENTAL CONDITION" means a condition with respect to the environment which has resulted or could result in a material loss, liability, cost or expense to the Companies.

                  "ENVIRONMENTAL LAW" means any Law in effect or to the Companies' and the Shareholders' knowledge, any Law reasonably expected to be adopted or made effective, in each case as amended as of the Closing Date, and any judicial or administrative interpretation thereof as of the Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, human health and safety, including, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sections 9601, et seq. ("CERCLA") and any state and local counterparts or equivalents.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA AFFILIATE" means any Person that, together with either of the Companies, would be considered a single employer within the meaning of
Section 4001 of ERISA or Section 414 of the Code.

                  "ESCROW AGENT" means Orange Coast Title Company.

                  "ESCROW AGREEMENT" means the Escrow Agreement among Buyer, the Escrow Agent and the Shareholders' Representative, substantially to the effect set forth in EXHIBIT C.

                  "ESCROW AMOUNT" has the meaning ascribed to such term in
Section 2.2(b).

                  "ESTIMATED CLOSING SHAREHOLDERS' EQUITY" has the meaning ascribed to such term in Section 2.3.

                  "ESCROW EBITDA STATEMENT" has the meaning ascribed to such term in Section 2.6(a).

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "FINANCIAL ADVISORY SERVICES LETTER" means the Financial Advisory Services Letter Agreement between Buyer and Saunders Karp & Megrue, L.P., in respect of advisory and monitoring services to be provided to the Companies, substantially to the effect set forth in EXHIBIT D.

                  "FISCAL YEAR" means any 12-month period commencing on November 1.

                  "GAAP" means U.S. generally accepted accounting principles, consistently applied.

                  "GOVERNMENTAL AUTHORITY" means any domestic or foreign governmental or regulatory authority.

                  "HSR ACT" has the meaning ascribed to such term in Section 3.1.3.

                  "INDEBTEDNESS" means with respect to any Person, at any date, without duplication, (i) all outstanding obligations of such Person for borrowed money, including, without limitation, all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (ii) all outstanding obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all outstanding obligations of such Person to pay the deferred purchase price of the property or services, except trade payables incurred in the ordinary course of business, (iv) all outstanding obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (v) all outstanding obligations of such Person as lessee under Capitalized Leases; and (vi) all Indebtedness of any other Person of the type referred to in clauses (i) to (v) above directly or indirectly guaranteed by such Person or secured by any assets of such Person.

                  "INDEMNIFIED PARTY" means a Person who or which is seeking indemnification under Section 8.2 or Section 8.3.

                  "INDEMNIFYING PARTY" means a Person against whom or which indemnification under Section 8.2 or Section 8.3 is being sought.

                  "INTELLECTUAL PROPERTY RIGHT" means any trademark, service mark, trade name, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right, in each case which is used or held for use or otherwise necessary in connection with the conduct of the businesses of either of the Companies as now conducted or as conducted at the Closing Date.

                  "INTEREST EXPENSE" means, with respect to CFI and its Subsidiaries, for any applicable period, the sum of, without duplication: (a) the aggregate of the interest expense (net of interest income) of CFI and its Subsidiaries during such period determined in accordance with GAAP and (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by CFI during such period as determined in accordance with GAAP.

                  "IRS" means the Internal Revenue Service.

                  "KNOWLEDGE" has the meaning ascribed to such term in Sections 9.15(c)(i), (ii) and (iii).

                  "LAST OFFER" has the meaning ascribed to such term in Section 2.4(b).

                  "LAW" means any federal, state or local statute, law, rule, regulation, ordinance, code, permit or license issued by a Governmental Authority or rule of common law.

                  "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person will be deemed to own, subject to a Lien, any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

                  "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, assets, liabilities, condition (financial and other) or results of operations of the Companies, taken as a whole.

                  "MILLENNIUM COMPLIANCE" means that the Computer Systems are capable of the following, during and/or after January 1, 2000: (a) handling date information involving all and any dates, including accepting input, providing output and performing date calculations in whole or in part; (b) operating accurately without interruption on and in respect of any and all dates and without any change in performance; (c) responding to and processing two digit year input without creating any ambiguity as to the century; and (d) storing and providing date input information without creating any ambiguity as to the century.

                  "MONTHLY CFI FINANCIAL STATEMENTS" means, for each month from November 1, 1998 through January 31, 1999 (or such later period as may available prior to the Closing Date), the unaudited monthly balance sheet of CFI covering such monthly period together with the related monthly statements of earnings and retained earnings, shareholders' equity and cash flows.

                  "NET INCOME" means, with respect to CFI and its Subsidiaries for any applicable period, the aggregate net income (or loss) of CFI and its Subsidiaries for such period, determined in accordance with GAAP, PROVIDED, HOWEVER, that the calculation of such aggregate net income or loss will be made without giving effect to, by excluding from the calculation thereof, the following items: (a) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary or nonrecurring gains or losses, (c) the net income of any Person acquired in a "pooling of interests" transaction or a recapitalization accrued prior to the date it becomes a subsidiary of CFI or is merged or consolidated with CFI or any subsidiary of either Company, (d) the net income of any subsidiary of CFI to the extent that the declaration of dividends or similar distributions by that subsidiary of that income is restricted by a contract, operation of law or otherwise, (e) the net income of any other Person, other than a subsidiary of CFI, except to the extent of cash dividends or distributions paid to CFI or to a subsidiary of CFI by such other Person, (f) in the case of a successor to either Company by consolidation or merger or as a transferee of CFI's assets, any net income (or loss) of the successor corporation prior to such consolidation, merger or transfer of assets,
(g) the aggregate of gross interest income of CFI and its subsidiaries determined in accordance with GAAP, and (h) Transaction Fees and Expenses expensed during any such period.

                  "NON-CASH CHARGES" means, with respect to CFI and its Subsidiaries for any applicable period, the aggregate depreciation and amortization of the Companies and their Subsidiaries reducing Net Income of the Companies and their Subsidiaries for such period, determined in accordance with GAAP.

                  "NONCOMPETITION AGREEMENTS" means the Noncompetition Agreements between Buyer and each of Gary Buehler and Robert Reagan substantially to the effect set forth in EXHIBITS E-1 and E-2.

                  "NOTIFIED PARTY" has the meaning ascribed to such term in
Section 8.4(a).

                  "NOTIFYING PARTY" has the meaning ascribed to such term in
Section 8.4(a).

                  "OPERATING COMPANY" means an "operating company" within the meaning of Department of Labor Regulation ss. 2510.3-101(c) or successor rule or regulation, as from time to time amended and in effect.

                  "ORDER" means any judgment, injunction, judicial or administrative order or decree.

                  "PERCENTAGE INTEREST" means, with respect to any Shareholder, the percentage set forth opposite such Shareholder's name on SCHEDULE 1.

                  "PERMITTED LIEN" means (i) mechanics', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business in respect of obligations that are not overdue or (ii) other imperfections of title or encumbrances, which do not materially affect the value (including the transferability) of the property subject thereto.

                  "PERSON" means an individual, corporation, partnership, association, trust or other entity or organization, including a Governmental Authority.

                  "PERSONAL LIABILITY AMOUNT" has the meaning ascribed to such term in Section 8.5(a).

                  "PLANS" has the meaning ascribed to such term in Section 3.1.18(a).

                  "POST-CLOSING TAX PERIOD" means any Tax period (or portion thereof) ending after the Closing Date.

                  "POST-OCTOBER 31, 1995 TAX MATTERS" has the meaning ascribed to such term in Section 6.4(a).

                  "PRE-CLOSING TAX PERIOD" means any Tax period (or portion thereof) ending on or before the Closing Date.

                  "PRE-OCTOBER 31, 1995 TAX MATTERS" has the meaning ascribed to such term in Section 6.4(b).

                  "PURCHASE" has the meaning ascribed to such term in Recital B.

                  "Q1/Q2 EBITDA" means the aggregate EBITDA of CFI for the first two quarters of CFI's Fiscal Year ended October 31, 1999.

                  "REAL PROPERTY" has the meaning ascribed to such term in
Section 3.1.15(b).

                  "RETURNS" has the meaning ascribed to such term in Section 3.1.9(a)(i).

                  "SELECTED COMPANY REPRESENTATIONS AND WARRANTIES" has the meaning ascribed to such term in Section 8.1.

                  "SELECTED SHAREHOLDER REPRESENTATIONS AND WARRANTIES" has the meaning ascribed to such term in Section 8.1.

                  "SHAREHOLDERS' REPRESENTATIVE DISPUTE NOTICE" has the meaning ascribed to such term in Section 6.1(a).

                  "SHAREHOLDERS" has the meaning ascribed to such term in the introductory paragraph of this Agreement.

                  "SHAREHOLDERS' REPRESENTATIVE" has the meaning ascribed to such term in Section 9.17(a).

                  "SUBSIDIARY" means, with respect to a Company, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions and at the time are directly or indirectly owned by such Company.

                  "TAX" means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by either of the Companies, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority (as hereinafter defined), (b) any liability of either of the Companies for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of either of the Companies for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (c) liability of either of the Companies for the payment of any amounts as a result of being a party to any Tax Sharing Agreements or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

                  "TAX SHARING AGREEMENTS" means all existing Tax sharing agreements or arrangements (whether or not written) binding either of the Companies.

                  "TAXING AUTHORITY" means any Governmental Authority responsible for the imposition of any Tax.

                  "THIRD PARTY CLAIM" means any suit or proceeding made or brought by any Person who or which is not a party to this Agreement.

                  "THIRD PARTY NOTICE" means any claim, demand, action or notice from any Person who or which is not a party to this Agreement, which does not constitute a Third Party Claim.

                  "THIRD-PARTY TRANSACTION" has the meaning ascribed to such term in Section 5.2.

                  "TRANSACTION FEES AND EXPENSES" means (i) the reasonable fees and expenses of legal counsel, accountants and other advisors engaged by Buyer incurred in connection with the transactions contemplated hereby, (ii) the fees and expenses of Saunders Karp & Megrue, L.P., Carlisle Group, L.P. and Harvey & Company, LLC, (iii) the ongoing fees and expenses referred to in the Financial Advisory Services Letter, and (iv) corporate overhead allocated by Buyer and Affiliates of Buyer to each of the Companies.

                  "TRANSFER" has the meaning ascribed to such term in Section
2.1.

                            II. THE PURCHASE; CLOSING

                  2.1. PURCHASE OF COMMON STOCK. On the terms and subject to the conditions of this Agreement, at the Closing, (a) Buyer will purchase from each Shareholder and each Shareholder will sell, assign, transfer and deliver ("TRANSFER") to Buyer, the Common Stock owned by such Shareholder. The certificates representing the Common Stock will be duly endorsed in blank, or accompanied by stock powers duly executed in blank, by the Shareholder Transferring the same to Buyer. The Shareholder will cure any deficiencies with respect to the endorsement of the certificates representing the Common Stock owned by such Shareholder or with respect to the stock power accompanying any such certificates.

                  2.2. PURCHASE PRICE. In consideration for the Transfer by the Shareholders of the Common Stock to Buyer, Buyer will deliver at the Closing (a) to the Shareholders'

Representative (for the benefit of the Shareholders) an aggregate amount equal to $11.0 million (the "AGGREGATE CLOSING CONSIDERATION"), subject to adjustment as provided in Section 2.4 and Section 2.5, payable to each Shareholder in cash by wire transfer of immediately available funds to one account designated in writing by the Shareholders' Representative, and (b) to the Escrow Agent $4.0 million (the "ESCROW AMOUNT") by wire transfer of immediately available funds to the account designated in writing by the Escrow Agent, to be held in escrow under the Escrow Agreement, payable as set forth therein and in Section 2.6 hereof. The Shareholders' Representative will indemnify and hold Buyer harmless from any claim of any Shareholder arising out of the alleged misapplication of any sums paid by Buyer to the Shareholders' Representative or Earnout Notes delivered to the Shareholders' Representative under this Agreement.

                  2.3. ESTIMATED CLOSING SHAREHOLDERS' EQUITY. Not less than two Business Days prior to the Closing Date, CFI and Buyer will prepare and agree on an estimate of the Closing Shareholders' Equity (the "ESTIMATED CLOSING SHAREHOLDERS' EQUITY") determined in accordance with Section 2.4, as if it were the actual Closing Shareholders' Equity, but based upon CFI's and Buyer's review of monthly financial information then available and inquiries of personnel responsible for the preparation of the financial information relating to CFI in the ordinary course. The Aggregate Closing Consideration will be reduced dollar-for-dollar by the amount, if any, by which the Estimated Closing Shareholders' Equity, determined in accordance with Section 2.4, is less than the Base Shareholders' Equity.

                  2.4. POST-CLOSING ADJUSTMENT. (a) As soon as practicable (and in no event later than 90 days after the Closing), Buyer will prepare and deliver or cause to be prepared and delivered to the Shareholders' Representative a balance sheet of CFI as of the close of business on the Closing Date, without giving effect to the transactions contemplated hereby (the "CLOSING DATE BALANCE SHEET") and a proposed statement of the shareholders' equity of CFI as of the close of business on the Closing Date, without giving effect to the transactions contemplated hereby (the "CLOSING SHAREHOLDERS' EQUITY STATEMENT"). The Closing Date Balance Sheet and the Closing Shareholders' Equity Statement (i) will reflect, respectively, the financial position of CFI and the components and calculation of the shareholders' equity of CFI in each case as of the close of business on Closing Date, without giving effect to the transactions contemplated hereby and (ii) will be prepared and determined in accordance with GAAP, on a basis consistent with the policies, principles and methodology used in connection with the preparation of the Audited Balance Sheet (the policies, principles and methodology in clause (ii) being referred to herein as the "BALANCE SHEET PRINCIPLES"). Notwithstanding anything contained herein to the contrary, there will be no changes in reserve or accrual amounts or policies between The Balance Sheet Date and the Closing Date, without the prior written consent of Buyer except as set forth on Schedule 3.1.6(d). The shareholders' equity of CFI as of the Closing Date determined in accordance with this Section 2.4 is referred to herein as the "CLOSING SHAREHOLDERS' EQUITY."

                  (b) If, within 45 days after the date of Buyer's delivery of the Closing Date Balance Sheet and the Closing Shareholders' Equity Statement, the Shareholders' Representative determines in good faith that the Closing Date Balance Sheet and the Closing Shareholders' Equity Statement have not been prepared and determined in accordance with this Agreement, the Shareholders' Representative will give written notice to Buyer within such 45 day period (i) setting forth the Shareholders' Representative's proposed changes to the Closing Date Balance Sheet as prepared by Buyer and the determination by the Shareholders' Representative of the

Closing Shareholders' Equity and (ii) specifying in reasonable detail the Shareholders' Representative's basis for disagreement with Buyer's preparation and determination of the Closing Date Balance Sheet and the Closing Shareholders' Equity. The failure by the Shareholders' Representative to so express disagreement and provide such specification within such 45 day period will constitute the acceptance of Buyer's preparation of the Closing Date Balance Sheet and the computation of the Closing Shareholders' Equity. If Buyer and the Shareholders' Representative are unable to resolve any disagreement between them with respect to the preparation of the Closing Date Balance Sheet and the determination of the Closing Shareholders' Equity within 30 days after the giving of notice by the Shareholders' Representative to Buyer of such disagreement, the items in dispute will be referred by Buyer for determination to PricewaterhouseCoopers LLP (the "ACCOUNTANTS") as promptly as practicable, but not later than five days after the expiration of such 30 day period. Buyer and the Shareholders' Representative will use reasonable efforts to cause the Accountants to render their decision as soon as practicable thereafter, including without limitation by promptly complying with all reasonable requests by the Accountants for information, books, records and similar items. Buyer and the Shareholders' Representative will cause the Accountants to make a determination as to each of the items in dispute (but only those items in dispute), which determination will be (A) in writing, (B) furnished to each of the parties hereto as promptly as practicable after the items in dispute have been referred to the Accountants,
(C) made in accordance with this Section 2.4. Such determination of the Accountants will be conclusive and binding upon each of the parties hereto. Nothing herein will be construed to authorize or permit the Accountants to determine (i) any question or matter whatsoever under or in connection with this Agreement, except the determination of what adjustments, if any, must be made in one or more disputed items reflected in the Closing Date Balance Sheet and the Closing Shareholders' Equity Statement delivered by Buyer in order for the Closing Shareholders' Equity to be determined in accordance with the provisions of this Agreement, in Section 2.4, or (ii) a Closing Shareholders' Equity that is not equal to one of, or between, the Closing Shareholders' Equity as determined by the Shareholders' Representative and as determined by Buyer. The fees and expenses of the Accountants will be paid by the party whose last written settlement offer related to all items in dispute, in the aggregate, submitted to the Accountants immediately prior to the initial referral of the matter to the Accountants in accordance with this
Section 2.4(b) (each, a "LAST OFFER") varies by the greatest absolute amount from the determination by the Accountants of all such disputed items. No party will disclose to the Accountants, and the Accountants will not consider for any purpose, any settlement discussions or settlement offer (other than the Last Offer) made by any party.

                  (c) During the period that the Shareholders' Representative's advisors and personnel are conducting their review of Buyer's preparation of the Closing Date Balance Sheet and determination of the Closing Shareholders' Equity, the Shareholders' Representative and his representatives will have reasonable access during normal business hours to the work papers, prepared by or on behalf of Buyer and its representatives in connection with Buyer's preparation of the Closing Shareholders' Equity Statement and determination of the Closing Shareholders' Equity; PROVIDED, HOWEVER, that the Shareholders' Representative will conduct such review in a manner that does not unreasonably interfere with the conduct of the businesses of the Companies or result in substantial out-of-pocket costs to Buyer. To the extent any such work papers are in the control of the Shareholders' Representative after the Closing, the Shareholders' Representative will grant Buyer and its representatives reciprocal access rights for the purpose of finalizing the preparation of the Closing Date Balance Sheet and the determination of the Closing

Shareholders' Equity. The Shareholders' Representative and Buyer agree in good faith to use all reasonable efforts to provide such information and access described in this Section 2.4(c).

                  2.5. ADJUSTMENTS TO CLOSING PAYMENTS. (a) Upon the final determination of the Closing Shareholders' Equity, the parties shall make the following adjustments:

                  (i) If the Closing Shareholders' Equity exceeds the Estimated Closing Shareholders' Equity, then the Aggregate Closing Consideration (if reduced pursuant to Section 2.3) will be increased by, and Buyer shall pay to the Shareholders' Representative (for the benefit of the Shareholders) the amount of, such difference; provided that the Aggregate Closing Consideration will in no event exceed $11.0 million.

                  (ii) If the Closing Shareholders' Equity is less than the Estimated Closing Shareholders' Equity, then the Aggregate Closing Consideration will be decreased by, and each Shareholder will pay to Buyer, the amount of such difference multiplied by such Shareholders' Percentage Interest.

                  (b) Any payment in respect of an adjustment required to be made under Section 2.5(a) will be made by Buyer or the Shareholders, as applicable, in cash by wire transfer of immediately available funds to one account specified by Buyer or the Shareholders' Representative (for the benefit of the Shareholders), as applicable, in writing, prior to the date such payment is required to be made hereunder. Such payment will be made on such of the following dates as may be applicable: (i) if the Shareholders' Representative shall have not objected to the preparation of the Closing Date Balance Sheet and the determination of the Closing Shareholders' Equity, the earlier of (A) 30 days after delivery to the Shareholders' Representative of the Closing Date Balance Sheet and Closing Shareholders' Equity Statement or (B) five days after the Shareholders' Representative has indicated that he has no objections to the preparation of the Closing Date Balance Sheet and the determination of the Closing Shareholders' Equity, or (ii) if the Shareholders' Representative shall have objected to the preparation of the Closing Date Balance Sheet and the determination of the Closing Shareholders' Equity by Buyer, within five Business Days following final agreement or decision with respect to the Closing Date Balance Sheet and the Closing Shareholders' Equity as provided in Section 2.4 and this Section 2.5.

                  2.6. DISPOSITION OF ESCROW AMOUNT. (a) As soon as practicable (and in no event later than 90 days after the end of the second quarter of CFI's Fiscal Year ended October 31, 1999), Buyer shall prepare and deliver to the Shareholders' Representative a statement of EBITDA for CFI and its subsidiaries (an "EBITDA STATEMENT") for the first two quarters of CFI's Fiscal Year ended October 31, 1999 (such EBITDA Statement, the "ESCROW EBITDA STATEMENT") prepared in accordance with GAAP and the Balance Sheet Principles.

                  (b) If within 45 days after the date of the Buyer's delivery of the EBITDA Statement, the Shareholders' Representative determines in good faith that the Escrow EBITDA Statement and the Q1/Q2 EBITDA have not been prepared and determined in accordance with this Agreement, the Shareholders' Representative will give written notice to Buyer within such 45 day period (i) setting forth the Shareholders' Representative's proposed changes to the Escrow EBITDA Statement and (ii) specifying in reasonable detail the Shareholders' Representative's basis for disagreement with the preparation of the Escrow EBITDA Statement and the determination of the Q1/Q2 EBITDA. The failure by the Shareholders' Representative to so express disagreement and provide such specification within such 45 day period will constitute the acceptance by the Shareholders of the preparation of the Escrow EBITDA Statement and the determination of the Q1/Q2 EBITDA. If Buyer and the Shareholders' Representative are unable to resolve any disagreement between them with respect to the preparation of the Escrow EBITDA Statement and the determination of the Q1/Q2 EBITDA within 30 days after the giving of notice by the Shareholders' Representative to Buyer of such disagreement, the items in dispute will be referred by Buyer for determination to the Accountants as promptly as practicable, but not later than five Business Days after the expiration of such 30 day period. Buyer and the Shareholders' Representative will use reasonable efforts to cause the Accountants to render their decision as soon as practicable thereafter, including without limitation by promptly complying with all reasonable requests by the Accountants for information, books, records and similar items. Buyer and the Shareholders' Representative will cause the Accountants to make a determination as to each of the items in dispute (but only those items in dispute), which determination will be (A) in writing, (B) furnished to each of the parties hereto as promptly as practicable after the items in dispute have been referred to the Accountants (but in no event later than 30 days thereafter) and (C) made in accordance with this Section 2.6. Such determination by the Accountants will be conclusive and binding upon each of the parties hereto. Nothing herein will be construed to authorize or permit the Accountants to determine (i) any question or matter whatsoever under or in connection with this Agreement, except the determination of what adjustments, if any, must be made in one or more disputed items reflected in the Escrow EBITDA Statement delivered by Buyer in order for the Q1/Q2 EBITDA to be determined in accordance with the provisions of this Section 2.6, or
(ii) a Q1/Q2 EBITDA that is not equal to one of, or between, the Q1/Q2 EBITDA as determined by the Shareholders' Representative and as determined by Buyer. The fees and expenses of the Accountants will be paid by the party whose Last Offer varies by the greatest absolute amount from the determination by the Accountants of all such disputed items. No party will disclose to the Accountants, and the Accountants will not consider for any purpose, any settlement discussions or settlement offer (other than the Last Offer) made by any party.

                  (c) During the period that the Shareholders' Representative's advisors and personnel are conducting their review of Buyer's preparation of the Escrow EBITDA Statement, the Shareholders' Representative and his representatives will have reasonable access during normal business hours to the work papers, prepared by or on behalf of Buyer and its representatives in connection with Buyer's preparation of the Escrow EBITDA Statement; PROVIDED, HOWEVER, that the Shareholders' Representative will conduct such review in a manner that does not unreasonably interfere with the conduct of the business of Buyer or the Company or result in substantial out-of-pocket costs to the Company. To the extent that such work-papers are in the control of the Shareholders' Representative, the Shareholders' Representative will grant Buyer and its representatives reciprocal access rights for the purpose of finalizing the preparation of the Escrow EBITDA Statement and the determination of the Q1/Q2 EBITDA. The Shareholders' Representative and Buyer agree in good faith to use all reasonable efforts to provide such information and access described in this Section 2.6(c).

                  (d) Within five Business Days after the final determination of the Escrow EBITDA Statement and the Q1/Q2 EBITDA in accordance with this Section 2.6, Buyer and the Shareholders' Representative or, if applicable, the Accountants will execute and deliver, to the Escrow Agent, a certificate reflecting the amounts to be distributed as determined in accordance with this Section 2.6 and the Escrow Amount (together with all Investment Income, as defined in the Escrow Agreement) shall be disbursed as follows:

                  (i) If the Q1/Q2 EBITDA is equal to or greater than $3,000,000, the entire Escrow Amount (together with all Investment Income) will be disbursed to the Shareholders' Representative for the benefit of the Shareholders, subject to and in accordance with the terms of the Escrow Agreement.

                  (ii) If the Q1/Q2 EBITDA is greater than $2,500,000 and less than $3,000,000, a portion of the Escrow Amount equal to the product (such product not to exceed the Escrow Amount) of (A) the Escrow Amount and (B) the following fraction will be disbursed to the Shareholders' Representative for the benefit of the Shareholders, subject to and in accordance with the terms of the Escrow Agreement:

                            Q1/Q2 EBITDA - $2,500,000
                            -------------------------
                                    $500,000

         The applicable pro rata portion of all Investment Income with respect to the above-referenced portion of the Escrow Amount to be disbursed to the Shareholders' Representative in this Section 2.6(d)(ii) will be disbursed together with such portion of the Escrow Amount, subject to and in accordance with the terms of the Escrow Agreement. The balance of the Escrow Amount, if any (together with all Investment Income with respect to such balance) will be disbursed to Buyer or its designee, subject to and in accordance with the terms of the Escrow Agreement.

                  (iii) If the Q1/Q2 EBITDA is equal to or less than $2,500,000, the entire Escrow Amount (together with all Investment Income) will be disbursed to Buyer or its designee, subject to and in accordance with the terms of the Escrow Agreement.

                  2.7. EARNOUT AMOUNT. As further consideration for the Transfer of the Common Stock to Buyer, the Shareholders will be eligible to receive up to an additional $15.7 million (the "EARNOUT AMOUNT"), subject to the following terms and conditions:

                  (a) As soon as practicable (and in no event later than 90 days after the end of the applicable Fiscal Years of CFI set forth below in this
Section 2.7(a), Buyer will prepare and deliver to the Shareholders' Representative an EBITDA Statement for each Fiscal Year of CFI ended October 31, 1999 and 2000 (collectively, the "EARNOUT EBITDA STATEMENTS"), prepared in accordance with GAAP and the Balance Sheet Principles. Each such Earnout EBITDA Statement and the 1999 EBITDA and 2000 EBITDA determined therein will be otherwise prepared, reviewed and finally determined on basis consistent with Sections 2.6(b) and 2.6(c) above.

                  (b) An amount equal to $5.0 million multiplied by the 1999 Payout Ratio will be payable to the Shareholders within five Business Days after determination of the EBITDA of CFI for CFI's Fiscal Year ended October 31, 1999 ("1999 EBITDA") in accordance with this Agreement. The "1999 PAYOUT RATIO" will equal a fraction, the numerator of which will be 1999 EBITDA less $6.0 million, and the denominator of which shall be $4.0 million; PROVIDED, that the 1999 Payment Ratio will in no event exceed 1.0; and PROVIDED, FURTHER, that if the 1999 Payout Ratio is negative, no amount under this Section 2.7(b) will be payable to the Shareholders.

                  (c) An amount equal to $10.7 million multiplied by the 2000 Payout Ratio will be payable to the Shareholders within five Business Days after determination of the EBITDA of CFI for CFI's Fiscal Year ended October 31, 2000 ("2000 EBITDA") in accordance with this Agreement. The "2000 PAYOUT RATIO" will equal a fraction, the numerator of which will be 2000 EBITDA less $6.6 million, and the denominator of which shall be $4.4 million; provided that the 2000 Payout Ratio will in no event exceed 1.0; provided further that if the 2000 Payout Ratio is negative, no amount under this Section 2.7(c) will be payable to the Shareholders.

                  (d) Payments required under this Section 2.7 will be made by or on behalf of Buyer when due pursuant to the applicable subsection of this
Section 2.7; provided that Buyer may, in its discretion, make all or any portion of such payments when due either by: (i) wire transfer of immediately available funds to one account specified by the Shareholders' Representative (for the Shareholders' benefit) in writing prior to the date such payment is due, or (ii) by delivery to the Shareholders' Representative (for the Shareholders' benefit) of unsecured, subordinated promissory notes (collectively, "EARNOUT NOTES") issued by Precision Partners Holding Company to each Shareholder in principal amount equal to the aggregate Earnout Amount then due pursuant to this Section
2.7 multiplied by such Shareholder's Percentage Interest. Each such Earnout Note will be in substantially to the effect set forth in EXHIBIT F-1. Each Shareholder agrees to execute and deliver to Buyer at the Closing a subordination agreement substantially to the effect set forth in EXHIBIT F-2 (subject to reasonable revision prior to the Closing pursuant to the requirements of Buyer's lenders and as necessary to avoid "push down" accounting treatment of the Earnout Notes) to be effective as to a Shareholder upon the issuance of an Earnout Note pursuant to this Section 2.7(d) to such Shareholder.

                  (e) Earnout Amounts payable to Mr. Reagan will, if previously unpaid, be subject to setoff at the discretion of Buyer or the issuer of the Earnout Notes, to the extent that Buyer or any other subsidiary of Precision Partners Holding Company is damaged as a result of the breach by Mr. Reagan of his obligations under Section 1(b) of his Noncompetition Agreement.

                  2.8. CLOSING. The closing of the Purchase (the "CLOSING") will take place at the offices of Jones, Day, Reavis & Pogue located at 599 Lexington Avenue, New York, New York, at 10:00 a.m., New York time as soon as possible after the date hereof but in no event later than ten Business Days after the satisfaction or waiver of the conditions to Closing (the date on which the Closing occurs is herein referred to as the "CLOSING DATE"). At the Closing, the Shareholders and the Companies will also deliver the other agreements, instruments and certificates provided for in Article VII.

                  2.9. PROCEEDINGS. Except as otherwise specifically provided for herein, all proceedings that will be taken and all documents that will be executed and delivered by the parties hereto on the Closing Date will be deemed to have been taken and executed simultaneously, and no proceeding will be deemed taken nor any document executed and delivered until all have been taken, executed and delivered.

                       III. REPRESENTATIONS AND WARRANTIES
                      OF THE COMPANIES AND THE SHAREHOLDERS

                  3.1. The Shareholders and each of the Companies (severally but not jointly) represent and warrant to Buyer as of the date hereof and the Closing Date as follows:

                  3.1.1. CORPORATE EXISTENCE AND POWER. Each of the Companies is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Companies has all corporate power and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except where the failure to have any such governmental licenses, authorizations, permits, consents and approvals could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Companies is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary except for those jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Each of the Companies has heretofore delivered to Buyer true and complete copies of each of its respective articles of incorporation and by-laws.

                  3.1.2. CORPORATE AUTHORIZATION; ENFORCEABILITY. The execution, delivery and performance by each of the Companies of this Agreement are within its corporate powers and have been duly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by such Company and constitutes and will constitute as of the Closing Date the valid and binding agreement of such Company, enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

                  3.1.3. GOVERNMENTAL AUTHORIZATION. Except as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the execution, delivery and performance by the Companies of this Agreement require no action by or in respect of, or filing with, any Governmental Authorities.

                  3.1.4. NON-CONTRAVENTION; CONSENTS. Except as disclosed on
SCHEDULE 3.1.4, the execution, delivery and performance by the Companies of this Agreement will not (a) violate the articles of incorporation or by-laws or comparable organizational documents of either of the Companies, (b) violate any applicable Law or Order, (c) require any filing with or permit, consent or approval of, or the giving of any notice to, any Person other than as provided in Section 3.1.3 (including filings, consents or approvals required under any permits of either of the Companies or any licenses to which either of the Companies is a party), (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of, either of the Companies or to a loss of any benefit to which either of the Companies is entitled under any agreement or other instrument binding upon, either of the Companies or any license, franchise, permit or other similar authorization held by either of the Companies, or (e) result in the creation or imposition of any Lien on any asset of either of the Companies, except in the case of clauses (c), (d) and (e) for such filings, permits, consents, approvals or notices and violations, breaches, conflicts and Liens which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  3.1.5. CAPITALIZATION. (a) Immediately prior to the Closing, the authorized, issued and outstanding Capital Stock of the Companies will be as set forth on SCHEDULE 3.1.5(a). The Common Stock to be acquired by Buyer will be duly authorized, validly issued, fully-paid, nonassessable and free and clear of any Lien and, subject to applicable federal and state securities laws, will be free and clear of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares).

                  (b) Except as disclosed in SCHEDULES 3.1.5(a) and 3.1.5(b), there are no outstanding (i) shares of capital stock or other securities of either of the Companies, (ii) securities of either of the Companies convertible into or exchangeable for shares of capital stock or other securities of either of the Companies, or (iii) options or other rights to acquire from either of the Companies, or other obligation of either of the Companies to issue, any capital stock, other securities or securities convertible into or exchangeable for capital stock or other securities of either of the Companies (the items in clauses (i), (ii) and (iii) being referred to collectively as the "COMPANY SECURITIES"). Except as disclosed in SCHEDULE 3.1.5(b), there are no outstanding obligations of either of the Companies to repurchase, redeem or otherwise acquire any Company Securities.

                  (c) Except as disclosed in SCHEDULE 3.1.5(c) and except for investments reflected in the Audited Statements, neither of the Companies owns any Capital Stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity.

                  3.1.6. FINANCIAL STATEMENTS; BOOKS AND RECORDS. (a) The Audited Statements, including the footnotes thereto, fairly present in all material respects the financial position of CFI at the respective dates thereof and the results of the operations and cash flows of CFI for the periods indicated.

                  (b) CFI has heretofore furnished Buyer the Monthly CFI Financial Statements through the month ended January 31, 1999. Such Monthly CFI Financial Statements have been, and the Monthly CFI Financial Statements required to be delivered pursuant to Section 5.7 when delivered shall have been, prepared from the books and records of CFI (including the general ledger) and fairly present or will fairly present (in the case of the Monthly CFI Financial Statements required to be delivered pursuant to Section 5.7) in all material respects the financial position of CFI at the respective dates thereof and the results of operations of CFI for the respective periods indicated, in each case, subject to the adjustments required by reason of the methodology used in the calculation of annual net income in the Audited Statements.

                  (c) Calbrit has heretofore furnished Buyer the Calbrit Financial Statements through October 31, 1998. Such Calbrit Financial Statements have been, and the Calbrit Financial Statements required to be delivered pursuant to Section 5.7 when delivered shall have been, prepared from the books and records of Calbrit (including the general ledger) and fairly present or will fairly present (in the case of the Calbrit Financial Statements required to be delivered pursuant to Section 5.7) in all material respects the financial position of Calbrit at the respective dates thereof and results of operations of Calbrit for the respective periods indicated, in each case, subject to adjustments, if any, required by reason of the methodology used in the calculation of annual net income in the Audited Statements.

                  (d) Except as disclosed on SCHEDULE 3.1.6(d), there have been no changes in either of the Companies' reserve or accrual amounts or policies from the Balance Sheet Date.

                  (e) The books of account, minute books, stock record books, and other corporate records of the Companies, all of which have been made available to Buyer, are in all material respects complete and correct and have been maintained in accordance with customary business practices. The minute books of each of the Companies in all material respects contain accurate and complete records of all meetings held of, and corporate action taken by, the Shareholders and the Board of Directors of each of the Companies, and no meeting of any such Shareholders or Board of Directors has been held for which minutes have not been prepared and are not contained in such minute books. There are no and have not been any committees of the Board of Directors of either Company during the five years preceding the date hereof.

                  3.1.7. NO UNDISCLOSED LIABILITIES. There are no liabilities of the Companies or any facts or circumstances which could give rise to liabilities of either of the Companies, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities fully provided for in the most recent Monthly CFI Financial Statements and Calbrit Financial Statements prior to the date hereof; (b) liabilities expressly disclosed on SCHEDULE 3.1.7 or on any other Schedule attached to this Agreement or (c) other undisclosed liabilities incurred since the Balance Sheet Date in the ordinary course of business which, individually or in the aggregate, could not have a Material Adverse Effect.

                  3.1.8. INTERCOMPANY ACCOUNTS. SCHEDULE 3.1.8 contains a complete list of all intercompany balances through the date of this Agreement between any Shareholder and such Shareholder's Affiliates, on the one hand, and either of the Companies, on the other hand. Other than (a) as disclosed on
SCHEDULE 3.1.8, (b) the lease agreements listed on Schedule 3.1.15(b) and marked with an asterisk and (c) compensation paid in the ordinary course consistent with past practice, since such date, there has not been any accrual of liability by either of the Companies to any Shareholder or such Shareholder's Affiliates or other transaction between either of the Companies and any Shareholder and such Shareholder's Affiliates or any action taken (other than this Agreement) which could reasonably be expected to result in any such accrual, or the incurrence of any legal or financial obligation to any such Person, after such date.

                  3.1.9. TAX MATTERS. (a) Except as disclosed in SCHEDULE 3.1.9(a):

                  (i) All Tax returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of either of the Companies (collectively, the "RETURNS") have, to the extent required to be filed on or before the date hereof, been filed when due in accordance with all applicable laws;

                  (ii) The Returns correctly reflect in all material respects, the income, business, assets, and financial status of each of the Companies consistent with applicable Law;

                  (iii) All Taxes owed by each of the Companies (whether or not shown as due and payable on the Returns) have been timely paid, or withheld and remitted to the appropriate Taxing Authority or reserved in the most recent balance sheet contained in the Monthly CFI Financial Statements and the Calbrit Financial Statements;

                  (iv) Any reserves established for Taxes with respect to either of the Companies for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the books of either of the Companies (excluding any provision for deferred income taxes) are adequate in accordance with GAAP;

                  (v) Neither of the Companies is delinquent in the payment of any Tax and neither of the Companies has requested any extension of time within which to file any Return except for extensions granted as a matter of right or granted automatically upon the filing of a request for such extension;

                  (vi) Each of the Companies (or any member of any affiliated, consolidated, combined or unitary group of which either of the Companies is or has been a member) has not granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired;

                  (vii) There is no action, suit, claim, audit, investigation or proceeding now pending, (in each case, in respect of which either of the Companies or any Shareholder has been served with process or has otherwise received written notice) or, to the knowledge of either of the Companies, threatened against or with respect to either of the Companies in respect of any Tax;

                  (viii) Neither of the Companies owns any interest in real property in any jurisdiction in which a Tax is imposed on the transfer of a controlling interest in an entity that owns any interest in real property;

                  (ix) Neither of the Companies nor any other Person on behalf of either of the Companies has entered into any agreement or consent pursuant to Section 341(f) of the Code;

                  (x) There are no Liens for Taxes upon the assets of either of the Companies, except Liens for current Taxes not yet due;

                  (xi) Neither of the Companies will be required to include any adjustment in taxable income for any Post-Closing Tax Period under
         Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period or pursuant to the provisions of any agreement entered into with any Taxing Authority with regard to the Tax liability of either of the Companies for any Pre-Closing Tax Period;

                  (xii) Neither of the Companies has been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss of either of the Companies was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person; and

                  (xiii) Neither of the Companies has been an "S Corporation" within the meaning of the Code at any time during the ten years prior to the Closing Date.

                  (b) SCHEDULE 3.1.9(b) contains a list of all jurisdictions (whether foreign or domestic) to which any Tax imposed on overall net income is properly payable for a Pre-Closing Tax Period by either of the Companies.

                  3.1.10. ABSENCE OF CERTAIN CHANGES. Except as disclosed on
SCHEDULE 3.1.10, since the Balance Sheet Date, there has not been any event, occurrence, development, circumstances or state of facts which (a) has had or could reasonably be expected to have a Material Adverse Effect or (b) would have constituted a violation of any covenant of any Shareholder or either of the Companies hereunder (including Section 5.1) had such covenant applied to any of them since the Balance Sheet Date; provided, however, that no representation or warranty is made hereunder with respect to macro-economic or industry conditions which are generally available to the public.

                  3.1.11. CONTRACTS. (a) Except as expressly disclosed in
SCHEDULE 3.1.11(a) or any other Schedule attached hereto, neither of the Companies is a party to or bound by any of the following, including all amendments and supplements thereto (whether written or oral, unless otherwise expressly set forth below in this Section 3.11):

                  (i) any lease (whether of real or personal property) providing for annual rentals of $25,000 or more;

                  (ii) any agreement (other than purchase orders or invoices in the ordinary course of business) for the purchase of materials, supplies, goods, services, equipment or other assets (including in terms of quantity and dollar amount) which by its terms requires either
         (A) annual payments by either of the Companies of $25,000 or more or
         (B) aggregate annual payments by the Companies of $50,000 or more;

                  (iii) any sales, distribution or other similar agreement (other than purchase orders or invoices in the ordinary course of business) providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to either of the Companies of $25,000 or more or (B) aggregate annual payments to the Companies of $50,000 or more;

                  (iv) any partnership, joint venture or limited liability company agreement;

                  (v) any agreement, other than this Agreement, relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

                  (vi) any agreement evidencing Indebtedness (in any case, whether incurred, assumed, guaranteed or secured by any asset) of either of the Companies, other than any agreement identified in any other subparagraph of this Section 3.1.11;

                  (vii) any license, franchise or similar agreement (other than "off the shelf" computer software licenses or as disclosed on SCHEDULE 3.1.16);

                  (viii) any agency, dealer, sales representative, marketing or other similar agreement, other than any agreement identified in clause
         (xiv) below;

                  (ix) other than the Noncompetition Agreements to be entered into as part of the transactions contemplated hereby, any agreement or covenant of either of the Companies not to compete in any line of business, geographic area or with any Person or which would so limit the freedom of either of the Companies after the Closing Date;

                  (x) other than the lease agreements disclosed on SCHEDULE 3.1.15(b) and marked with an asterisk, any agreement with (A) any Shareholder or any of such Shareholder's Affiliates, (B) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of any Shareholder's Affiliates, (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by a Shareholder or any of such Shareholder's Affiliates, (D) any director or officer of a Shareholder's Affiliates or any "associates" or members of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director or officer, or (E) any director or officer of either of the Companies or with any "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange
         Act) of any such director or officer;

                  (xi) other than any agreements identified in clause (vi) above, any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of capital stock of either of the Companies;

                  (xii) any management service, consulting or any other similar type of contract;

                  (xiii) any warranty, guaranty or other similar undertaking with respect to a contractual performance extended by either of the Companies other than in the ordinary course of business consistent with past practice;

                  (xiv) any written employment, deferred compensation, severance, bonus, retirement or other similar agreement or plan in effect as of the date hereof and entered into or adopted by either of the Companies, on the one hand, and any director or officer of either of the Companies or any other employee of either of the Companies receiving annual compensation of $100,000 or more, on the other hand; or

                  (xv) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the operations or business of either of the Companies as currently conducted or as conducted between the date hereof and the Closing Date.

                  (b) Except as set forth on SCHEDULE 3.1.11(b), each agreement, contract, plan, lease, arrangement or commitment disclosed in SCHEDULE 3.1.11(a) or any other Schedule to this Agreement or required to be disclosed pursuant to this Section has, in the case of such written agreements, contracts, plans, leases, arrangements or commitments, been executed and delivered by the Company and, to the knowledge of the Companies and the Shareholders, is in full force and effect and neither CFI, or, to the knowledge of either of the Companies and the Shareholders, any other party thereto, is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment. To the knowledge of each of the Companies and the Shareholders, there is no event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice or the passage of time, or the happening of any other event or condition, could become a material default or event of default thereunder.

                  (c) SCHEDULE 3.1.11(c) sets forth every continuing obligation to pay as of the Closing Date by either of the Companies in the past three years of any severance or termination pay to any director or officer of either of the Companies or any other employee of either of the Companies receiving annual compensation of $100,000 or more.

                  3.1.12. INSURANCE COVERAGE. Each of the Companies has furnished to Buyer a list of, and true and complete copies of, all insurance policies and fidelity bonds covering the assets, business, operations, employees, officers and directors of each of the Companies. To the knowledge of the Companies and the Shareholders, there is no material claim asserted by either of the Companies pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums which have become due and payable under all such policies and bonds have been paid and each of the Companies has complied in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect. Such policies of insurance and bonds are of the type and in amounts reasonably deemed by the respective management of each of the Companies to be sufficient to cover risks reasonably anticipated by such management based upon past risk occurrences and knowledge of operations. Neither of the Companies knows of any threatened termination of, or premium increase with respect to, any of such policies or bonds.

                  3.1.13. LITIGATION. Except as disclosed in SCHEDULE 3.1.13, there is no action, suit, investigation, arbitration or administrative or other proceeding (in each case, in respect of which either of the Companies or any of the Shareholders has been served with process or has otherwise received written notice) pending, or, to the knowledge of either of the Companies or any Shareholder, threatened against or affecting either of the Companies or any Shareholder or any properties of either Company before any court or arbitrator or any Governmental Authorities which, if determined or resolved adversely to either of the Companies, could reasonably be expected to, individually or when considered together with all other such matters, (a) materially and adversely affect the right or ability of either of the Companies to carry on its business as now conducted, (b) have a Material Adverse Effect, or (c) which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement; and neither of the Companies or any Shareholder knows of any valid basis for any such action, proceeding or investigation.

                  3.1.14. COMPLIANCE WITH LAWS; PERMITS. (a) Except as disclosed in SCHEDULE 3.1.14(a), neither of the Companies is and neither of the Companies has been since the Balance Sheet Date in violation of any applicable Law or Order, except for such violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  (b) SCHEDULE 3.1.14(b) sets forth a list of each government or regulatory license, authorization, permit, consent and approval necessary for the conduct of the business of such Company as conducted on the Balance Sheet Date and through and including the Closing Date. Except as disclosed in SCHEDULE 3.1.14(b) each such license, authorization, permit, consent and approval, to the knowledge of the Companies and the Shareholders, is valid and in full force and effect, and will not be terminated or impaired (or become terminated or impaired) as a result of the transactions contemplated hereby. Neither of the Companies is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any license, franchise, permit, consent or approval or similar authorization held by either of the Companies except for such defaults which could not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

                  3.1.15. PROPERTIES; SUFFICIENCY OF ASSETS. (a) Except as disclosed in SCHEDULE 3.1.15(a) and except for inventory disposed of in the ordinary course of business, the Companies have good title to, or in the case of leased property have valid leasehold interests in, all property and assets (whether real or personal, tangible or intangible) reflected in the Audited Balance Sheet or acquired after the Balance Sheet Date. None of such property or assets is subject to any Liens, except for (i) Liens disclosed in the Audited Balance Sheet; (ii) Liens for Taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Audited Balance Sheet); and (iii) Permitted Liens.

                  (b) SCHEDULE 3.1.15(b) sets forth a list of all real property assets owned or leased by each of the Companies ("REAL PROPERTY"). Except as disclosed on SCHEDULE 3.1.15(b), all such leases of real property have been executed and delivered by the Company and, to the knowledge of the Companies and the Shareholders, are in full force and effect. The applicable Company is a tenant or possessor in good standing thereunder and all rents due under such leases have been paid. There does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default, except for such defaults that have not and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Companies is in peaceful and undisturbed possession of the space and/or estate under each lease of which it is a tenant and has good and valid rights of ingress and egress to and from all the Real Property from and to the public street systems for all usual street, road and utility purposes. Neither of the Companies nor any Shareholder has received any notice of any appropriation, condemnation or like proceeding, or of any violation of any applicable zoning Law or Order relating to or affecting the Real Property, and to each of the Companies' and each Shareholder's knowledge, no such proceeding has been threatened or commenced.

                  (c) The assets owned or leased by each of the Companies (including, real, personal, tangible and intangible property), or which they otherwise have the right to use (including, real, personal, tangible and intangible property), constitute all of the assets held for use or used in connection with the businesses of the Companies and are generally in good operating condition and repair (normal wear and tear excepted) and are adequate to conduct such businesses as currently conducted.

                  3.1.16. INTELLECTUAL PROPERTY. Except as disclosed in SCHEDULE 3.1.16, neither of the Companies owns or uses (under license or otherwise) any proprietary Intellectual Property Rights in connection with the operation of its business. Neither of the Companies has since January 1, 1993, been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding relating to its business that is either pending (in respect of which either of the Companies or any Shareholder has been served with process or has otherwise received written notice), or, to the knowledge of either of the Companies or any Shareholder, threatened that, in either case, has not been finally terminated prior to the date hereof and that involves a claim of infringement by either of the Companies of any trademark, service mark, trade name, invention, patent, trade secret, copyright, know-how or any other similar type of proprietary intellectual property right of any other Person or continuing infringement by any other Person of any Intellectual Property Rights, and neither of the Companies has any knowledge of any basis for such claim of infringement or of any continuing infringement by any other Person of any Intellectual Property Rights.

                  3.1.17. ENVIRONMENTAL MATTERS. (a) Except as disclosed in
SCHEDULE 3.1.17:

                  (i) Constituents of Concern have not been generated, recycled, used, treated or stored on, transported to or from, or released or disposed on, the Company Property or, to the knowledge of each of the Companies and the Shareholders, any property adjoining or adjacent except in compliance with Environmental Laws;

                  (ii) Except as could not individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Companies is in compliance with Environmental Laws and the requirements of permits issued under such Environmental Laws with respect to the Company Property;

                  (iii) There are no pending Environmental Claims (in respect of which either of the Companies or any Shareholder has been served with process or has received written notice) against either of the Companies or any Company Property, or, to the knowledge of each of the Companies and the Shareholders, threatened Environmental Claims against either of the Companies or any Company Property;

                  (iv) There are not now and, to the knowledge of each of the Companies and the Shareholders, there have never been any underground storage tanks or sumps located on any Company Property or, to the knowledge of each of the

         Companies and the Shareholders, located on any property that adjoins or is adjacent to any Company Property;

                  (v) Neither of the Companies nor any Company Property is listed or has received notice of proposed listing on the National Priorities List under CERCLA, or CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up;

                  (vi) Neither of the Companies has any liability under any Environmental Law (including an obligation to remediate any Environmental Condition whether caused by either of the Companies or any other Person) which could reasonably be expected to have a Material Adverse Effect.

                  (b) There has been no environmental investigation, study, audit, test, review or other analysis commenced or conducted by or at the request of either of the Companies (or by a third party of which either of the Companies or any Shareholder has knowledge (other than the Companies' past and current lenders)) in relation to the current or prior business of either of the Companies, or any property or facility currently or, to the knowledge of either of the Companies or any Shareholder, previously owned or leased by either of the Companies, which has not been disclosed or delivered to Buyer prior to the date hereof.

                  (c) Neither of the Companies owns or leases or has owned or leased any property, and does not conduct and has not conducted any operations (other than periodic shipments of product), in New Jersey or Connecticut.

                  (d) For purposes of this Section, the terms "Company" or "Companies" (including the use of such terms in the term "Company Property") will include any entity which is, in whole or in part, a predecessor of either of the Companies.

                  3.1.18. PLANS AND MATERIAL DOCUMENTS. (a) SCHEDULE 3.1.18(a) sets forth a list of all employee benefit plans (as defined in Section 3(3) of ERISA), and all other employee benefit plans, programs, arrangements, contracts or schemes, written or oral, statutory or contractual, with respect to which either of the Companies or any ERISA Affiliate has or has had in the six years preceding the date hereof any obligation or liability or which are or were in the six years preceding the date hereof maintained, contributed to or sponsored by either of the Companies or any ERISA Affiliate for the benefit of any current or former employee, officer or director of either of the Companies or any ERISA Affiliate (collectively, the "PLANS"). With respect to each employee pension benefit plan subject to ERISA, CFI has delivered to Buyer a true and complete copy of each such Plan (including all amendments thereto) and a true and complete copy of each material document (including all amendments thereto) prepared in connection with each such Plan including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, and (iii) the most recently filed IRS Form 5500 for each such Plan, if any. Neither of the Companies has any express or implied commitment, whether legally enforceable or not, to create, incur liability with respect to or cause to exist any employee benefit plan or to modify any Plan, other than as required by law.

                  (b) Except as disclosed in SCHEDULE 3.1.18(b), none of the Plans is a plan that is or has ever been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the

Code. None of the Plans is (i) a "multiemployer plan" as defined in Section 3(37) of ERISA, (ii) a plan or arrangement described under Section 4(b)(5) or 401(a)(1) of ERISA, or (iii) a plan maintained in connection with a trust described in Section 501(c)(9) of the Code. Except as disclosed in SCHEDULE 3.1.18(b), (A) none of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any person, and (B) none of the Plans provides for or promises retiree medical or life insurance benefits to any current or former employee, officer or director of either of the Companies (other than as required by Section 601 of ERISA). Except as disclosed in
SCHEDULE 3.1.18(b), each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

                  (c) Except as disclosed in SCHEDULE 3.1.18(c), each Plan is in compliance in all material respects with, and has always been operated in all material respects in accordance with, its terms and the requirements of all applicable law, foreign and domestic, and each of the Companies and the ERISA Affiliates have satisfied in all material respects all of their statutory, regulatory and contractual obligations with respect to each such Plan. No legal action, suit or claim is pending or, to the knowledge of each of the Companies and any Shareholder, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such action, suit or claim.

                  (d) Except as disclosed in SCHEDULE 3.1.18(d), each Plan or trust which is intended to be qualified or exempt from taxation under Section 401(a), 401(k) or 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified or exempt, and, to the knowledge of the Companies and the Shareholders, no fact or event has occurred since the date of such determination letter to adversely affect the qualified or exempt status of any Plan or trust.

                  (e) There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither of the Companies nor any ERISA Affiliate has incurred any material liability for any excise tax arising under Section 4971, 4972, 4975, 4980 or 4980B of the Code and, to the knowledge of the Companies and the Shareholders, no fact or event exists which could give rise to such liability. Neither of the Companies nor any ERISA Affiliate has incurred any material liability relating to Title IV of ERISA (other than for the payment of premiums to the Pension Benefit Guaranty Corporation), and, to the knowledge of the Companies and the Shareholders, no fact or event exists which could give rise to such liability.

                  (f) All material contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions with respect to which the Companies have claimed a deduction have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Government Authorities, and, to the knowledge of the Companies and the Shareholders, no fact or event exists which could give rise to any such challenge or disallowance.

                  (g) There has been no amendment to, written interpretation of or announcement (whether or not written) by either of the Companies or any ERISA Affiliate thereof relating to, or change in employee participation or coverage under, any Plan that would increase materially the expense of maintaining such Plan above the level of the expense incurred in respect thereto for the most recent fiscal year ended prior to the date hereof.

                  (h) Except as disclosed in SCHEDULE 3.1.18(h) or in this Agreement or the Ancillary Agreements, no employee or former employee of either of the Companies or any ERISA Affiliate thereof will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.

                  (i) Except as disclosed in SCHEDULE 3.1.18(i) or any Schedule under Section 3.1.5, no current or former employee of either of the Companies or any ERISA Affiliate thereof holds any option to purchase shares of either of the Companies.

                  3.1.19. INTERESTS IN CUSTOMERS, SUPPLIERS, ETC. Except as disclosed in SCHEDULE 3.1.19 and except for the lease agreements listed in
SCHEDULE 3.1.15(b) and marked with an asterisk, to the knowledge of each of the Companies and the Shareholders, no Shareholder, nor any other officer or director of either of the Companies possesses, directly or indirectly, any ownership interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee, licensor, developer, competitor or potential competitor of either of the Companies. Ownership of securities of a company whose securities are registered under the Exchange Act of 2% or less of any class of such securities will not be deemed to be a financial interest for purposes of this Section 3.1.19.

                  3.1.20. CUSTOMER, SUPPLIER AND EMPLOYEE RELATIONS; EMPLOYEE COMPENSATION; BONUSES. (a) To the knowledge of the Companies and the Stockholders, the relationships of each of the Companies with its customers, suppliers and employees are good commercial working relationships. Except as disclosed in SCHEDULE 3.1.20(a), none of the Companies' (i) existing customers or suppliers has, since the Balance Sheet Date, canceled, terminated or otherwise altered or notified either of the Companies of any intention or otherwise threatened to cancel, terminate or alter the gross volume of purchases and sales to or from either of the Companies or (ii) employees receiving annual compensation in excess of $100,000 or having managerial status has canceled, terminated or otherwise altered or notified either of the Companies of any intention or otherwise threatened to cancel, terminate or materially alter his or her employment relationship with either of the Companies, in the case of clauses (i) and (ii) of this Section 3.1.20, which cancellations, terminations or alterations having become effective prior to the Closing or having been noticed to become effective as of, or within one year after, the Closing, other than such cancellations, terminations or material alterations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed on SECTION 3.1.20(a), as of the date hereof there has not been, and each of the Companies has no knowledge that there will be, any change in relations with material customers, material suppliers or material employees of either of the Companies as a result of the transactions contemplated by this Agreement.

                  (b) SCHEDULE 3.1.20(b) lists all bonuses and any other amounts to be paid by either of the Companies to employees of either of the Companies at or in connection with the Closing ("BONUSES").

                  3.1.21. OTHER EMPLOYMENT MATTERS. (a) Each of the Companies is in material compliance with all Federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not, and is not, engaged in any unfair labor practice, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; no unfair labor practice complaint against either of the Companies is pending (in respect of which either of the Companies or any Shareholder has been served with process or has otherwise received written notice) before the National Labor Relations Board; there is no labor strike, dispute, slowdown or stoppage actually pending (in respect of which either of the Companies or any Shareholder has received written notice) or, to the knowledge of the Companies and the Shareholders, threatened against or involving either of the Companies; neither of the Companies is a party to any collective bargaining agreement and no collective bargaining agreement is currently being negotiated by either of the Companies; to the knowledge of each of the Companies and the Shareholders, no representation question exists respecting employees of either of the Companies; and, except as specifically set forth on SCHEDULE 3.1.21, no claim in respect of the employment of any employee of either of the Companies has been asserted (in respect of which either of the Companies or any Shareholder has been served with process or has otherwise received written notice) by such employee or any third party with respect to such employee's employment and is currently pending or, to the knowledge of each of the Companies and the Shareholders threatened, against either of the Companies by such employee or any third party with respect to such employee's employment.

                  (b) To the knowledge of the Companies and the Shareholders, no current employee who receives annual compensation in excess of $100,000 per year or current director of either of the Companies is, a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other Person that in any way adversely, affects or will affect
(i) the performance of his duties as an employee or director of either of the Companies, or (ii) the ability of either of the Companies to conduct its respective business consistent with past practice.

                  (c) SCHEDULE 3.1.21 also contains a complete and accurate list of the following information for each retired employee or director of each of the Companies, or their dependents currently receiving benefits as of the date hereof or scheduled to receive benefits in the future: name, pension benefits, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

                  3.1.22. ACCOUNTS RECEIVABLE. Except as set forth on SCHEDULE 3.1.22, all accounts receivable which have arisen since the Balance Sheet Date (net of any additional reserves established since the Balance Sheet Date in accordance with past practice, none of which is material) and which are outstanding are valid and enforceable claims, and the goods and services sold and delivered which gave rise to such accounts receivable were sold and delivered in conformity with the applicable purchase orders, agreements and specifications as such may have been changed, modified, amended or supplemented from time to time, which amendments have been disclosed to Buyer. Such accounts receivable are subject to no defenses, offsets or recovery in whole or in part by the Persons whose purchase gave rise to such accounts receivable or by third parties, and to the knowledge of the Shareholders and the Companies, such accounts receivable are fully collectible in the ordinary course of business without resort to legal proceedings, except to the extent of the amount of the reserve for doubtful accounts reflected on the most recent balance sheet contained in the Monthly CFI Financial Statements and the Calbrit Financial Statements delivered on or prior to the date hereof.

                  3.1.23. INVENTORY. Except as set forth in SCHEDULE 3.1.23, all inventories which have been acquired or produced since the Balance Sheet Date (net of any additional reserves established since the Balance Sheet Date in accordance with past practice, none of which is material) are in good condition, conform in all material respects with the applicable specifications and warranties of each of the Companies, are not obsolete, and are useable or saleable in the ordinary course of business.

                  3.1.24. MILLENNIUM COMPLIANCE. SCHEDULE 3.1.24 describes the measures that have been implemented to determine the extent to which the computer systems used by each of the Companies in its business (the "COMPUTER SYSTEMS") are not in Millennium Compliance, and the material details of any program undertaken with a view towards causing the Computer Systems to achieve Millennium Compliance.

                  3.1.25 FINDERS' FEES. Except as set forth in SCHEDULE 3.1.25, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Shareholders or either of the Companies who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

                  3.2. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. Each Shareholder represents and warrants, severally and not jointly and with respect to such Shareholder only, to Buyer as of the date hereof and the Closing as follows:

                  3.2.1. AUTHORITY; ENFORCEABILITY. Such Shareholder has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and each Ancillary Agreement to which such Shareholder will be a party at the Closing, to consummate the transactions contemplated hereby and to perform his, her or its obligations hereunder. This Agreement has been and each of the Ancillary Agreements to which such Shareholder will be a party at the Closing will have been, duly executed and delivered by such Shareholder and this Agreement is, and each of the Ancillary Agreements will be when executed by such Shareholder, legal, valid and binding obligations of such Shareholder enforceable against such Shareholder in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

                  3.2.2. NO CONFLICTS. The execution and delivery of this Agreement and each Ancillary Agreement to which such Shareholder will be a party at the Closing do not and will not at the Closing, and the consummation of the transactions contemplated hereby and compliance with the terms hereof do not and will not at the Closing, violate or conflict with in any respect or result in a breach under any contract, license, Order or Law applicable to such Shareholder.

                  3.2.3. NO CONSENTS. Except as may be required under the HSR Act, no consent of, approval or filing with, any court or other Person is required to be obtained or made by or with respect to such Shareholder in connection with the execution and delivery of this Agreement or any of the Ancillary Agreements to which such Shareholder will be a party at the Closing or the consummation by such Shareholder of the transactions contemplated hereby or thereby.

                  3.2.4. OWNERSHIP OF SHARES; TITLE. All of the issued and outstanding shares of Common Stock set forth opposite such Shareholder's name on
SCHEDULE 1 are lawfully owned of record and beneficially by such Shareholder, free and clear of any Liens. Such Shareholder has the full legal right, power and authority to vote, sell, assign, transfer and convey such shares of Common Stock. Such shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment, option, proxy, right of first refusal or understanding, including without limitation any contract restricting or otherwise relating to the voting, dividend rights or disposition of such shares.

                  3.2.5. LITIGATION. Except as disclosed in SCHEDULE 3.2.5, there is no action, suit, investigation, arbitration or administrative or other proceeding (in each case, in respect of which such Shareholder has been served with process or has otherwise received written notice) which is currently pending, or, to the knowledge of such Shareholder, threatened against or affecting such Shareholder before any court or arbitrator or any Governmental Authorities which, individually or in the aggregate, if determined or resolved adversely to such Shareholder could, individually or when considered together with all other such matters, adversely affect the right or ability of such Shareholder to consummate and perform the transactions contemplated by this Agreement and the Ancillary Agreements to which such Shareholder will be a party at the Closing; and such Shareholder knows of no valid basis for any such action, proceeding or investigation.

               IV. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to each of the Companies and the Shareholders as of the date hereof and the Closing Date as follows:

                  4.1. CORPORATE EXISTENCE AND POWER. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization. Buyer has all power and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Buyer is duly qualified to conduct business as a foreign corporation and is good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified and in good standing could not reasonably be expected to have a material adverse effect on the business, assets, liabilities, conditions (financial or other), results of operations or prospects of the Buyer, taken as a whole.

                  4.2. CORPORATE AUTHORIZATION; ENFORCEABILITY. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party at the Closing are within, Buyer's corporate powers and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been and each of the Ancillary Agreements to which Buyer will be a party at the Closing will have been duly executed and delivered by Buyer and constitute and will constitute at the Closing valid and binding agreements of Buyer, enforceable against Buyer in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

                  4.3. GOVERNMENTAL AUTHORIZATION. Except as may be required under the HSR Act, the execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which Buyer will be a party at the Closing require no action by or in respect of, or filing with, any Governmental Authorities.

                  4.4. NON-CONTRAVENTION. The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which Buyer will be a party at the Closing will not (a) violate the certificate of incorporation or bylaws of Buyer, (b) violate any applicable Law or Order, or
(c) require any filing with or permit, consent or approval of, or the giving of notice to, any Person other than as provided in Section 4.3.

                  4.5. LITIGATION. Except as disclosed in SCHEDULE 4.5, there is no action, suit, investigation, arbitration or administrative or other proceeding pending (in respect of which Buyer has been served with process or has otherwise received written notice), or, to the knowledge of Buyer, threatened against or affecting Buyer, or any of Buyer's properties before any court or arbitrator or any Governmental Authorities which, individually or in the aggregate, if determined or resolved adversely to Buyer, could reasonably be expected to materially and adversely affect the right or ability of Buyer to consummate and perform the transactions contemplated by this Agreement and any Ancillary Agreement to which Buyer will be a party at the Closing, and Buyer knows of no valid basis for any such action, proceeding or investigation.

                  4.6. FINDERS' FEES. Except for Saunders Karp & Megrue, L.P., Carlisle Group, L.P. and Harvey & Company, LLC, whose fees and expenses (including transaction fees) will be paid by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from the Shareholders or either of the Companies upon consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

                  4.7. PURCHASE FOR INVESTMENT. Buyer is purchasing the Common Stock for investment for its own account and not with a view to, or for sale in connection with, any distribution of the Common Stock except in compliance with applicable securities laws.

                                 V. CERTAIN COVENANTS

                  5.1. CONDUCT OF BUSINESS OF THE COMPANIES. During the period from the date of this Agreement to the Closing Date, the Shareholders will cause each of the Companies to, and each of the Companies will, conduct its respective operations only according to its ordinary and usual course of business (including managing its working capital in accordance with its past practice and custom) and use its respective best efforts to: (a) preserve intact its business organizations, (b) keep available the services of its officers and employees and
(c) maintain its relationships and goodwill with licensors, suppliers, distributors, customers, landlords, employees, agents and others having business relationships with it. Between the date hereof and the Closing Date, each of the Companies will confer with Buyer concerning the status of operational and financial matters concerning the Companies in general and otherwise as reasonably requested by Buyer. Without limiting the generality or effect of the foregoing, during the period from the date of this Agreement to the Closing Date, except with the prior written consent of Buyer, neither of the Companies will, and the Shareholders will cause each of the Companies not to:

         (a) Amend or modify its articles of incorporation, bylaws or any other organizational document from its form on the date of this Agreement;

         (b) Change any salaries or other compensation of, or pay any bonuses to any director, officer, employee or shareholder of either of the Companies, or enter into any employment agreement, severance agreement, or similar agreement with any director, officer, shareholder or employee of either of the Companies, PROVIDED, HOWEVER, that the compensation of employees of either of the Companies receiving annual compensation of less than $100,000 may be changed in the ordinary course of business consistent with past practice;

         (c) Unless otherwise required by Law (and then only to the extent so required), adopt or increase any benefits under any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any of its employees;

         (d) Enter into any contract or commitment except contracts and commitments (for capital expenditures or otherwise) in the ordinary course of business consistent with past practice;

         (e) Incur, assume or guarantee Indebtedness other than in the ordinary course of business of the Companies;

         (f) Enter into any extraordinary transaction or commitment relating to the assets or the business of either of the Companies which, individually or in the aggregate, could reasonably be expected to be material to either of the Companies, or cancel or waive any claim or right of substantial value which, individually or in the aggregate, could reasonably be expected to be material to either of the Companies, or amend any term of any Company Securities;

         (g) Set aside or pay any dividend or make any other distribution with respect to any shares of capital stock of either of the Companies or repurchase, redeem or otherwise acquire directly or indirectly, any outstanding shares of capital stock or other securities of, or other ownership interests in, either of the Companies;

         (h) Other than those reflected in the Audited Statements, make any change in accounting methods or practices (including changes in accrual or reserve policies) or, other than in the ordinary course of business consistent with past practice, any change in accrual or reserve amounts;

         (i) Issue or sell any Company Securities or make any other changes in its capital structure, including the grant of any stock option or other right to purchase shares of capital stock of either of the Companies;

         (j) Enter into or effect any extraordinary sale, lease or other disposition of any material asset or property owned, leased or otherwise used by either of the Companies;

         (k) Except as expressly permitted under this Agreement, write-off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate is material; write-off, write-up or write-down any other material asset of either of the Companies; or alter (in a manner which is adverse to the Company or the Buyer) its customary time periods (applicable to each account party) for collection of accounts receivable or payments of accounts payable;

         (l) Create or assume any Lien other than a Permitted Lien;

         (m) Make any loan, advance or capital contributions to or investment in any Person other than between the Companies in the ordinary course of business;

         (n) Terminate or close any material facility, business or operation of either of the Companies;

         (o) Cause any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of either of the Companies which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

         (p) Cause any other event, occurrence, development or state of circumstances or facts which individually or together with other matters, could reasonably be expected to have a Material Adverse Effect; or

         (q) Agree to do any of the foregoing.

                  5.2. EXCLUSIVE DEALING. During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, no Shareholder, nor either of the Companies, or any of their respective Affiliates, or any officer or director of either of the Companies, or any of their respective Affiliates, or other representative of any of the foregoing (including advisors, agents, attorneys, employees or consultants) will take any action to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to any Person, other than Buyer (and its affiliates and representatives), concerning any purchase of any capital stock of either of the Companies or any purchase or sale of substantially all of the Companies' assets or similar transaction involving either of the Companies (a "THIRD-PARTY TRANSACTION"), PROVIDED, HOWEVER, that during such period the directors of the Companies may, in response to a proposed Third-party Transaction that was not solicited by the Companies or any Shareholder or any of their respective Affiliates and that did not otherwise result from a breach of this Section 5.2, provide information regarding the Companies or engage in negotiations or substantive discussions with such Person regarding such proposed Third-Party Transaction, in each case only if the directors of the Companies determine in good faith, after consultation with counsel and their financial advisors, that failing to take such action would result in a breach of the fiduciary duties of the directors of the Companies. Each of the Companies and the Shareholders will disclose to Buyer the existence or occurrence of any proposal or contract which it or they or any of their representatives described above may receive in respect of any such transaction and the identity of the Person from whom such a proposal or contract is received.

                  5.3. REVIEW OF THE COMPANIES; CONFIDENTIALITY. (a) Buyer may, prior to the Closing Date, directly or through its representatives, review the properties, books and records of each of the Companies and their financial and legal condition to the extent it deems necessary or advisable to familiarize itself with such properties and other matters. Each of the Companies will permit Buyer and its representatives to have, after the date of execution of this Agreement, reasonable access during the regular business hours of the Companies to the premises and to all the respective books and records of each of the Companies and to cause the officers of each of the Companies to furnish Buyer with such financial and operating data and other information with respect to the respective business and properties of each of the Companies as Buyer will from time to time reasonably request. Each of the Companies will deliver or cause to be delivered to Buyer such additional instruments, documents and certificates as Buyer may reasonably request for the purpose of (i) verifying the information set forth in this Agreement or on any Schedule attached hereto and (ii) consummating or evidencing the transactions contemplated by this Agreement.

                  (b) Prior to the Closing, without the prior written consent of the other parties, no party will, or will permit any of its Affiliates to, disclose to any other Person (other than such party's financing sources, existing shareholders and such party's directors, officers, employees, advisors and other representatives that need to know) any proprietary, non-public information of another party previously delivered or made available to such other party in connection with the transactions contemplated hereby (including the existence of and terms of this Agreement and the Ancillary Agreements), other than to the extent required by applicable Law and upon the advice of counsel. Each party will direct its financing sources, shareholders, directors, officers, employees and representatives to keep all such information in strict confidence; provided, however, that each such person may disclose such information to the extent required by Law and upon the advice of counsel.

                  5.4. BEST EFFORTS. Each of the Companies, the Shareholders and Buyer will cooperate and use their respective best efforts to take, or cause to be taken, all appropriate actions, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations (including, without limitation, the filing of Notification and Report Forms under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice) to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, their respective reasonable efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with each of the Companies, the Shareholders or Buyer as are necessary, if any, for consummation of the transactions contemplated by the Agreement and to fulfill the conditions to the sale contemplated hereby. Notwithstanding any other provision hereof, in no event will Buyer or any of its Affiliates (including either of the Companies after the Closing) be required to (a) enter into or offer to enter into any divestiture, hold-separate, business limitation or similar agreement or undertaking in connection with this Agreement or the transactions contemplated hereby or (b) make any payment in connection with any consent or approval or condition to Closing set forth in any subsection of Section 7.1 or 7.2 (except for the filing fee associated with the filing of Notification and Report Forms under the HSR Act) which it is necessary or advisable for the Shareholders or either of the Companies to obtain or satisfy in order to consummate the transactions contemplated by this Agreement.

                  5.5. SATISFACTION AND TERMINATION OF EQUITY ARRANGEMENTS. On or prior to the Closing Date, each of the Companies will terminate all equity-based plans or agreements listed in any Schedule referred to in Section 3.1.18.

                  5.6. PLAN ASSETS. Prior to Closing, each of the Companies will conduct their businesses in the same manner as currently conducted, which the Companies and the Shareholders believe will cause the Companies to constitute an Operating Company.

                  5.7. MONTHLY FINANCIAL STATEMENTS. Prior to the Closing and promptly after the preparation thereof, the Companies will deliver to Buyer all Monthly CFI Financial Statements and Calbrit Financial Statements not delivered to Buyer as of the date hereof.

                  5.8. SUPPLEMENTS TO SCHEDULES. Prior to the Closing, the Companies and the Shareholders may supplement the Schedules required by any subsection of Sections 3.1 and 3.2 of this Agreement ("COMPANY SCHEDULES"), subject to Buyer's rights under Section 7.1.9

                  5.9. FURTHER ASSURANCES. From time to time, as and when requested by any party hereto and subject to Section 5.4, the other parties will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions, as the requesting party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

                                 VI. TAX MATTERS

                  6.1. TAX RETURNS. (a) Buyer will have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Returns of each of the Companies that are due with respect to any taxable year or other taxable period ending on or prior to the Closing Date. Such authority will include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the respective income, properties and operations of each of the Companies will be reported or disclosed in such Returns; PROVIDED, HOWEVER, that such Returns will be prepared by treating items on such Returns in a manner consistent with the past practice with respect to such items, unless otherwise required by Law. Buyer will provide to the Shareholders' Representative drafts of all Returns of each of the Companies required to be prepared and filed by the Buyer under this Section 6.1(a) at least 30 days prior to the due date for the filing of such Returns (including any extensions). At least 15 days prior to the due date for the filing of such Returns (including any extensions), the Shareholders' Representative will notify Buyer in writing of the existence of any objection (specifying in reasonable detail the nature and basis of such objection) the Shareholders' Representative may have to any items set forth on such draft Returns (a "SHAREHOLDERS' REPRESENTATIVE DISPUTE NOTICE"). The Shareholders' Representative and Buyer agree to consult and resolve in good faith any such objection. Buyer will not file any such Return without the prior written consent of the Shareholders' Representative, which consent will not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that no such consent will be required if the Shareholders' Representative shall not have timely delivered a Shareholders' Representative Dispute Notice or the objections contained in such Shareholders' Representative Dispute Notice shall have been finally resolved.

                  (b) If within five days of the delivery of a Shareholders' Representative Dispute Notice in accordance with Section 6.1(a), Buyer and the Shareholders' Representative are unable to resolve in good faith any objection set forth in such Shareholders' Representative Dispute Notice, such objection will be referred by the parties for determination to the Accountants as promptly as practicable, but no later than two Business Days after the expiration of such five day period. Buyer and the Shareholders' Representative will use reasonable efforts to cause the Accountants to render their decision as soon as practicable thereafter, including without limitation by promptly complying with all reasonable requests by the Accountants for information, books, records and similar items. Buyer and the Shareholders' Representative will cause the Accountants to make a determination as to each such objection (but only such objection), which determination will be in writing and furnished to each of the parties hereto as promptly as practicable after the items in dispute have been referred to the Accountants (but in no event later than two Business Days prior to the due date (including extensions) for filing such Return). Such determination by the Accountants will be conclusive and binding upon each of the parties hereto. Except as provided for in Section 2.6(b), nothing herein will be construed to authorize or permit the Accountants to determine any question or matter whatsoever under or in connection with this Agreement, except the determination of such objection. The fees and expenses of the Accountants relating to this Section 6.1(b) will be paid equally by the parties.

                  6.2. APPORTIONMENT OF TAXES. All Taxes and Tax liabilities with respect to the income, property or operations of each of the Companies that relate to a taxable year or other taxable period beginning before and ending after the Closing Date will be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (A) in the case of Taxes other than income Taxes, payroll Taxes and sales and use Taxes, on a per diem basis, and
(B) in the case of income Taxes, payroll Taxes and sales and use Taxes, as determined from the books and records of each of the Companies, between Pre-Closing and Post-Closing Tax Periods as though the taxable year of each of the Companies terminated at the close of business on the Closing Date without giving effect to the transactions contemplated hereby and in a manner consistent with past practices of the Companies. Subject to Section 8.3, the Shareholders will be liable for the payment of all Taxes of each of the Companies which are attributable to any Pre-Closing Tax Period (net of reserves for such Taxes to the extent accurately reflected in the Closing Date Balance Sheet and the computation of the Closing Shareholders' Equity), whether shown on any original return or amended return for the period referred to therein. Each of the Companies will be liable for the payment of all Taxes which are attributable to any Post-Closing Tax Period.

                  6.3. COOPERATION; AUDITS. In connection with the preparation of Returns, audit examinations and any administrative or judicial proceedings relating to the Tax liabilities imposed on each of the Companies for all Pre-Closing Tax Periods, Buyer and each of the Companies on the one hand, and the Shareholders' Representative on the other hand, will cooperate on a reasonable basis with each other following the Closing, including, but not limited to, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Returns, the conduct of audit examinations or the defense of claims by Tax authorities as to the imposition of Taxes.

                  6.4. CONTROVERSIES. (a) Buyer or the Shareholders' Representative (as the case may be) will promptly, but in no event later than 10 Business Days after receipt thereof, notify the other party in writing of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period ending after October 31, 1995 for which the Shareholders may be liable (any such inquiry, claim, assessment, audit or similar event, a "POST-OCTOBER 31, 1995 TAX MATTER"). Buyer, at Buyer's sole expense, with the cooperation of the Shareholders' Representative, will have the exclusive authority to represent the interests of each of the Companies with respect to any Post-October 31, 1995 Tax Matter before the IRS, any other Taxing Authority, any other governmental agency or authority or any court and will have the sole right, with the cooperation of the Shareholders' Representative, to extend or waive the statute of limitations, with respect to any such Post-October 31, 1995 Tax Matter and to control the defense, compromise or other resolution of any such Post-October 31, 1995 Tax Matter, including responding to inquiries, filing Tax returns and settling audits; PROVIDED, HOWEVER, that Buyer will not enter into any settlement of or otherwise compromise any Post-October 31, 1995 Tax Matter that affects or may affect the Tax liability of the Shareholders without the prior written consent of the Shareholders' Representative, which consent will not be unreasonably withheld or delayed. Each of the Shareholders' Representative and Buyer will, in good faith, allow the other party to consult with it regarding the conduct of or positions taken in any such proceeding.

                  (b) Buyer or the Shareholders' Representative (as the case may be) will promptly, but in no event later than 10 Business Days after receipt thereof, notify the other party in writing of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period ending prior to October 31, 1995 for which either Company may be liable (any such inquiry, claim, assessment, audit or similar event, a "PRE-OCTOBER 31, 1995 TAX MATTER"). The Shareholders' Representative, at the Shareholders' sole expense, with the cooperation of the Buyer, will have the exclusive authority to represent the interests of each of the Companies with respect to any Pre-October 31, 1995 Tax Matter before the IRS, any other Taxing Authority, any other governmental agency or authority or any court and will have the sole right, with the cooperation of the Buyer, to extend or waive the statute of limitations, with respect to a Pre-October 31, 1995 Tax Matter and to control the defense, compromise or other resolution of any Pre-October 31, 1995 Tax Matter, including responding to inquiries, filing Tax returns and settling audits; PROVIDED, HOWEVER, that the Shareholders' Representative or any other Shareholder will not enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the Tax liability of either Company without the prior written consent of the Buyer, which consent will not be unreasonably withheld or delayed. Each of the Shareholders' Representative and Buyer will, in good faith, allow the other party to consult with it regarding the conduct of or positions taken in any such proceeding.

                  6.5. AMENDED RETURNS. Buyer will not file or cause to be filed any amended return covering any period or adjusting any Taxes for a period which includes any period prior to the Closing Date without the prior written consent of the Shareholders' Representative, which consent will not be unreasonably withheld or delayed.

                  6.6. NON-FOREIGN PERSON AFFIDAVIT. Each of the Shareholders will furnish to Buyer on or before the Closing Date a non-foreign person affidavit as required by Section 1445 of the Code.

                                 VII. CONDITIONS TO CLOSING

                  7.1. CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the transactions contemplated hereby to occur at the Closing are subject to the satisfaction of the following conditions:

                  7.1.1. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANIES. (a) The representations and warranties of each of the Companies made in this Agreement will be true and correct in all respects (or, if any such representation is not expressly qualified by "materiality," "Material Adverse Effect" or words of similar import, then in all material respects) as of the date hereof and as of the Closing, as though made as of the Closing; (b) each of the Companies shall have performed and complied with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by each of the Companies on or before the Closing Date; and (c) each of the Companies shall have delivered to Buyer a certificate of each of the Companies' Chief Executive Officers, dated the Closing Date, confirming the foregoing and such other evidence of compliance with its obligations as Buyer may reasonably request.

                  7.1.2. CERTIFICATE OF EACH OF THE COMPANIES. Each of the Companies shall have delivered to Buyer a certificate from its Secretary or an Assistant Secretary certifying as to the due adoption of resolutions adopted by its Board of Directors and its shareholders (if required), authorizing the execution of this Agreement and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein.

                  7.1.3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SHAREHOLDERS. (a) The representations and warranties of the Shareholders made in this Agreement will be true and correct in all respects (or, if any such representation is not expressly qualified by "materiality," "Material Adverse Effect" or words of similar import, then in all material respects) as of the date hereof and as of the Closing, as though made as of the Closing; (b) the Shareholders shall have performed and complied with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by the Shareholders on or before the Closing Date; and (c) the Shareholders shall have delivered to Buyer certificates dated the Closing Date confirming the foregoing and such other evidence of compliance with the Shareholders' obligations as Buyer may reasonably request.

                  7.1.4. NO INJUNCTION, ETC. No judgment, injunction, order or decree will be in effect which will prohibit the consummation of the transactions contemplated hereby to occur at the Closing.

                  7.1.5. NO PROCEEDINGS. No proceeding challenging this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking damages will have been instituted by any Person (other than Buyer) before any court, arbitrator or Governmental Authorities and be pending.

                  7.1.6. REQUIRED FILINGS. All actions by or in respect of or filings by each of the Companies or the Shareholders with any Person required to permit the consummation of the transactions contemplated hereby to occur at the Closing shall have been taken, made or obtained.

                  7.1.7. OPINION OF COUNSEL. Buyer shall have received the opinions of Ward, Kroll & Jampol, a Law Corporation and LeBoeuf, Lamb, Greene & MacRae L.L.P., counsel to the Companies and the Shareholders, dated the Closing Date, which, taken together are to the effect substantially as set forth in EXHIBIT G-1 AND EXHIBIT G-2, RESPECTIVELY, together with letters of each such counsel entitling the banks and underwriters providing the financing contemplated by Section 7.1.15 to rely on such opinions.

                  7.1.8. SPOUSAL CONSENT. Each Shareholder will cause to be delivered to Buyer a spousal consent by such Shareholder's spouse, if any, pursuant to the laws of the State of California, dated the date hereof, substantially in the form attached hereto as EXHIBIT H.

                  7.1.9. DUE DILIGENCE; SCHEDULE SUPPLEMENTS. (a) Buyer shall have completed, or caused to be completed by its attorneys, accountants and other representatives, business, legal, environmental and accounting due diligence investigations and reviews of each of the Companies, with the results thereof satisfactory to Buyer in its sole discretion.

                  (b) Buyer shall have been given the opportunity to review and shall have approved, in its sole discretion, any supplement to a Company Schedule permitted by Section 5.8.

                  7.1.10. ANCILLARY AGREEMENTS. Each of the Ancillary Agreements required to be executed by any party other than Buyer shall have been executed and delivered by the parties thereto other than Buyer.

                  7.1.11. RESIGNATION OF DIRECTORS. Each of the Directors of each of the Companies immediately as of the Closing shall have submitted a letter of resignation to the applicable Company effective as of the Closing.

                  7.1.12. THIRD PARTY CONSENTS; GOVERNMENTAL APPROVALS. All consents, approvals or waivers, if any, disclosed on any Schedule attached hereto or otherwise required in connection with the consummation of the transactions contemplated by this Agreement shall have been received. All of the consents, approvals, authorizations, exemptions and waivers from Governmental Authorities that will be required in order to enable Buyer to consummate the transactions contemplated hereby shall have been obtained.

                  7.1.13. FIRPTA. Each of the Shareholders shall have furnished to Buyer, on or prior to the Closing Date, a non-foreign person affidavit required by Section 1445 of the Code.

                  7.1.14. NO MATERIAL ADVERSE CHANGE. Prior to the Closing, no event shall have occurred which, individually or when considered together with all other matters, has had or which could reasonably be expected to have a Material Adverse Effect.

                  7.1.15. FINANCING. Buyer shall have obtained financing for the payment of the Aggregate Closing Consideration, the Escrow Amount and the Indebtedness of the Companies on terms satisfactory to it in its sole discretion.

                  7.1.16. SHAREHOLDER INDEBTEDNESS; INTERCOMPANY ACCOUNTS. Except for the loan from Mr. Robert Reagan to the Company as disclosed on
SCHEDULE 7.1.16, all Indebtedness (including Indebtedness set forth on SCHEDULE 3.1.8) owed to any Shareholder or any of such Shareholder's

Affiliates by either of the Companies and all Indebtedness (including Indebtedness set forth on SCHEDULE 3.1.8) owed by any Shareholder or any of such Shareholder's Affiliates to either of the Companies shall have been repaid and canceled, which may occur by reduction of such Shareholder's portion of the Aggregate Closing Consideration.

                  7.1.17. HSR ACT. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby will have expired or been terminated.

                  7.2. CONDITIONS TO OBLIGATIONS OF EACH OF THE COMPANIES AND THE SHAREHOLDERS. The obligations of each of the Companies and the Shareholders to consummate the transactions contemplated hereby to occur at the Closing are subject to the satisfaction of the following conditions:

                  7.2.1. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER. (a) The representations and warranties of Buyer made in this Agreement will be true and correct in all respects (or, if any such representation is not expressly qualified by "materiality," "Material Adverse Effect" or words of similar import, then in all material respects) as of the date hereof and as of the Closing, as though made as of the Closing; (b) Buyer shall have performed and complied with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by Buyer on or before the Closing Date; and (c) Buyer shall have delivered to each of the Companies and the Shareholders a certificate of Buyer's Chief Executive Officer, dated the Closing Date, confirming the foregoing and such other evidence of compliance with its obligations as either of the Companies or the Shareholders may reasonably request.

                  7.2.2. BUYER'S CERTIFICATE. Buyer shall have delivered to each of the Companies and the Shareholders a certificate from its Secretary or Assistant Secretary certifying as to the due adoption of resolutions adopted by the Board of Directors of Buyer authorizing the execution of this Agreement and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein.

                  7.2.3. NO INJUNCTION, ETC. No judgment, injunction, order or decree will be in effect which will prohibit the consummation of the transactions contemplated hereby to occur at the Closing.

                  7.2.4. NO PROCEEDINGS. No proceeding challenging this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking damages will have been instituted by any Person (other than the Companies or any Shareholder) before any court, arbitrator or Governmental Authorities and be pending.

                  7.2.5. REQUIRED FILINGS. All actions by or in respect of or filings by Buyer with any Person required to permit the consummation of the Closing shall have been taken, made or obtained.

                  7.2.6. OPINION OF COUNSEL. Each of the Companies and the Shareholders shall have received an opinion of Jones, Day, Reavis & Pogue, counsel to Buyer, dated the Closing Date, substantially in the form attached hereto as EXHIBIT I.

                  7.2.7. ANCILLARY AGREEMENTS. Each of the Ancillary Agreements required to be executed by Buyer or an Affiliate shall have been executed and delivered by Buyer or its designee.

                  7.2.8. HSR ACT. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby will have expired or been terminated.

                  7.2.9. SHAREHOLDER GUARANTEES. Buyer shall have paid directly to the applicable creditor or to the Escrow Agent under an escrow arrangement with terms reasonably acceptable to the parties and the Escrow Agent, an amount sufficient to pay in full the Indebtedness listed on Schedule 7.2.9.

                        VIII. SURVIVAL; INDEMNIFICATION

                  8.1. SURVIVAL. The representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith will survive the Closing for two years thereafter; PROVIDED, HOWEVER, that the representations and warranties contained in Sections 3.1.9 and 3.1.17 will survive the Closing until the expiration of the statute of limitations applicable to the matters covered thereby (after giving effect to any waiver, mitigation or extension thereof granted by either of the Companies after the Closing) and the representations and warranties contained in Sections 3.1.1, 3.1.2, 3.1.3, 3.1.4 and 3.1.5 (collectively, the "SELECTED COMPANY REPRESENTATIONS AND WARRANTIES"), 3.2.1, 3.2.2, 3.2.3, 3.2.4 (collectively, the "SELECTED SHAREHOLDER REPRESENTATIONS AND WARRANTIES"), and 4.1, 4.2, 4.3 and 4.4 will survive the Closing indefinitely. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity (including notice given pursuant to Section 8.4(a)) shall have been given to the party against whom such indemnity may be sought prior to such time, PROVIDED, HOWEVER, that the applicable representation or warranty will survive only with respect to the particular inaccuracy or breach specified in such applicable written notice. All covenants and agreements of the parties contained in this Agreement, to the extent required to be performed after the Closing, will survive the Closing indefinitely.

                  8.2. INDEMNIFICATION. (a) Provided that notice has been given pursuant to Section 8.4(a), if required, and the Notified Party fails to cure, or otherwise to perform its obligations with respect to curing, as provided in
Section 8.4(a), each Shareholder, severally and not jointly, will indemnify, defend and hold harmless Buyer and its Affiliates (including, after the Closing Date, each of the Companies) and the successors to the foregoing (and their respective members and partners), against any and all liabilities, damages and losses, and, if (but only to the extent) asserted in a Third Party Claim, punitive damages, and all costs or expenses, including, without limitation, reasonable attorneys' and consultants' fees and expenses ("DAMAGES"), incurred or suffered as a result of or arising out of (i) the failure of any representation or warranty made by either of the Companies or any Shareholder in any subsection of Section 3.1 to be true and correct as of the Closing Date (other than a breach of Section 3.1.9 with respect to Taxes, which will be governed by Section 8.3) or (ii) the breach of any covenant or agreement made or to be performed by either of the Companies pursuant to this Agreement; PROVIDED, HOWEVER, that to the extent such breach or failure cannot be cured "DAMAGES" shall also include the diminution in value of the Common Stock caused by such breach or failure; and, PROVIDED, FURTHER, that no Shareholder will be liable under this Section 8.2(a) (other than with respect to such breaches of any of the Selected Company Representations and Warranties) unless the aggregate amount of Damages exceeds $200,000 and then from the first dollar to the full extent of such Damages and subject to the limitations set forth elsewhere in this
Article VIII.

                  (b) Provided that notice has been given pursuant to Section 8.4(a), if required, and the Notified Party fails to cure, or otherwise to perform its obligations with respect to curing, as provided in Section 8.4(a), each Shareholder, severally and not jointly, will indemnify, defend and hold harmless Buyer and its Affiliates (including, after the Closing Date, each of the Companies) and the successors to the foregoing (and their respective partners and members) against Damages incurred or suffered as a result of or arising out of (i) the failure of any representation or warranty made by such Shareholder in any subsection of Section 3.2 of this Agreement to be true and correct as of the Closing Date or (ii) the breach of any covenant or agreement made or to be performed by such Shareholder pursuant to this Agreement.

                  (c) Provided that notice has been given pursuant to Section 8.4(a), if required, and the Notified Party fails to cure, or otherwise to perform its obligations with respect to curing, as provided in Section 8.4(a), Buyer and each of the Companies, jointly and severally, on and after the Closing Date will indemnify, defend and hold harmless each of the Shareholders against Damages incurred or suffered as a result of or arising out of (i) the failure of any representation or warranty made by Buyer in this Agreement to be true and correct as of the Closing Date or (ii) the breach of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement; PROVIDED, HOWEVER, that Buyer will not be liable under this Section 8.2(c) unless the aggregate amount of Damages exceeds $200,000 and then from the first dollar to the full extent of such Damages; PROVIDED, FURTHER, HOWEVER, that Buyer's liability under this Section 8.2(c) will not exceed, in the aggregate, the Cap.

                  8.3. TAX INDEMNIFICATION. (a) Each Shareholder, severally and not jointly, will indemnify, defend and hold harmless Buyer, and its Affiliates (including, after the Closing Date, each of the Companies) and the successors to the foregoing (and their respective members and partners) against the following
Taxes: (i) all Taxes (and losses, claims and expenses related thereto) resulting from, arising out of, or incurred with respect to, any claims that may be asserted by any party based upon, attributable to, or resulting from the failure of any representation or warranty made pursuant to Section 3.1.9 to be true and correct as of the Closing Date, (ii) all Taxes imposed on or asserted against each of the Companies or for which either of the Companies may be liable in respect of the properties, income or operations of either of the Companies for all Pre-Closing Tax Periods, net of reserves for Taxes to the extent accurately reflected in the computation of the Closing Shareholders' Equity; PROVIDED, HOWEVER, that, with respect to income Taxes of CFI for the period from November 1, 1995 through and including October 31, 1998, the Shareholders will be liable under this Agreement only for such income Taxes for such period which, in the aggregate, exceed the greater of (x) of $1.1 million plus interest and penalties thereon, and (y) the product of (I) the difference between (A) the cumulative aggregate net taxable income of CFI for the fiscal years ended October 31, 1996, 1997 and 1998 set forth in the statements of operations of CFI as audited by Ernst & Young, LLP and (B) the cumulative aggregate net taxable income of CFI for the fiscal years ended October 31, 1996, 1997 and 1998 set forth in the statement of operations of CFI as audited by Kushner, Smith, Joanou & Gregson, LLP, and (II) applicable federal, state and local income tax rates, plus interest and penalties thereon.

                  (b) Amounts payable hereunder by the Shareholders pursuant to
Section 8.3(a) in respect of income Taxes, including penalties and interest thereon: (i) for the period from November 1, 1995 through October 31, 1998, will be paid from prior or future payments of the Earnout Amount, if any (whether paid in cash or, if paid by Earnout Notes, by offset against the Earnout Notes) and (ii) for any period ending prior to November 1, 1995, will be paid from prior or future payments of the Escrow Amount, if any, and prior or future payments of the Earnout Amount, if any (whether paid in cash or, if paid by Earnout Notes, by offset against the Earnout Notes). If the income Tax liability for the periods described in clauses (i) and (ii) of the immediately preceding sentence exceeds the respective amounts from which such income Tax liability is permitted to be paid as set forth in such clauses (respectively, the "TAX CAPS"), the Shareholders will have no further liability whatsoever for such income Taxes which would otherwise be payable hereunder but for the Tax Caps. Amounts paid by the Shareholders under this Section 8.3 will be credited against the Cap.

                  8.4. PROCEDURES. (a) (i) Notwithstanding anything to the contrary contained in Section 8.2, for all matters other than Third Party Claims, prior to seeking indemnity pursuant to Section 8.2, any party seeking such indemnification (the "NOTIFYING PARTY") will first notify in writing the party from whom such indemnification is sought (including the Shareholders' Representative, in the case of any Shareholder) (the "NOTIFIED PARTY") of such matter. The Notified Party will respond to the Notifying Party in writing within 30 days after receipt of such notice as to the validity of such matter.

                  (ii) If such validity is so confirmed by the Notified Party, the Notified Party will, in consultation with, but without requiring the approval of, the Notifying Party, diligently and in good faith (without unreasonably disrupting the business of the Indemnified Party) pursue the resolution or remedy of the matters set forth in such notice to the extent that such matters would no longer give rise to a right of indemnification under Section 8.2 as of the Closing. The Notified Party will certify in writing to the Notifying Party that the matters set forth in such notice have been remedied or resolved to the extent required in the immediately preceding sentence at the time of such remedy or resolution (the "Cure"). Any Cure effected after the Closing, shall be deemed to be effective as of the Closing. If the Notifying Party disagrees with the Notified Party and believes that the Cure has not been effected, then the Notifying Party may, in good faith, seek indemnification under Section 8.2 in respect of the matters described in such notice.

                  (iii) If the validity of a Direct Claim is disputed or the notice referred to in the first sentence of this Section 8.4(a) (i) is not responded to within the stated 30 day period, the Notifying Party may seek indemnification under Section 8.2 in respect of the matters set forth in the Direct Claim. If the validity of a Third Party Notice is disputed or the notice referred to in this Section 8.4(a) (i) is not responded to within the stated 30 day period, such Third Party Notice shall be deemed to constitute a Third Party Claim in respect of which, the Notifying Party may seek indemnification under Section 8.2.

                  (b) (i) The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnified Party, to assume, the defense of any Third Party Claim at the Companies' costs and expenses (subject to reimbursement, if required hereunder) and by such Indemnifying Party's own counsel (approved by the Indemnified Party), and the Indemnified Party will cooperate in good faith in such defense. If an Indemnified Party receives written notice from the

Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the immediately preceding sentence, the Company will pay as and when due all costs and expenses (subject to reimbursement, if required hereunder) in connection with the defense thereof; PROVIDED, HOWEVER, that if the Indemnifying Party fails, within ten days after the Indemnified Party's receipt of such written notice from the Indemnified Party, to take reasonable steps necessary to defend diligently such Third Party Claim, the Indemnified Party may assume its own defense.

                  (ii) Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim and, if the Indemnifying Party desires to accept and agree to such offer of settlement, the Indemnifying Party will give reasonable prior written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent, prior to the time period set forth in such offer of settlement (but in no event shall the Indemnified Party have less than three days after receipt of such notice to consent), to a firm offer (which includes a release of all claims alleged against the Indemnified Party and provides for the payment of monetary damages only), in such event, the maximum amount of Damages to be paid by the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer (and the Indemnified Parties' costs and expenses in respect of the indemnifiable claims to which such settlement offer relates) and the Indemnified Party may continue to contest or defend such Third Party Claim at its own cost and expense without any further right of reimbursement hereunder.

                  (iii) The Shareholders will reimburse the Company for all costs and expenses in connection with defense of Third Party Claims unless (A) such Third Party Claim was settled without payment or any other liability relating to such Third Party Claim to such third party, or (B) a favorable determination has been made for the Indemnified Party and/or Indemnifying Party (without payment or any other liability relating to such Third Party Claim to such third party).

                  (iv) The Indemnified Party will cooperate with the Indemnifying Party and will provide the Indemnifying Party with reasonable access during normal business hours (without unreasonably disrupting the business of the Indemnifying Party) to books, records, premises and employees of the Indemnified Party, in each such case, to the extent necessary in connection with the Indemnifying Party's defense of any Third Party Claim which is the subject of a claim for indemnification by an Indemnified Party hereunder.

                  (c) A failure to give timely notice or to include any specified information in any notice as provided in Sections 6.4, 8.4(a) or 8.4(b) will not affect the rights or obligations of any party hereunder, except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise prejudiced as a result of such failure. In the event the failure to give timely notice prejudices the Indemnifying Party, the Indemnified Party's liability for Damages will be reduced to the extent of the shortfall in insurance recovery or to the extent of such other dollar amount which constitutes prejudice to the Indemnifying Party resulting from the failure to give such timely notice.

                  (d) Notwithstanding anything to the contrary contained in this Agreement but without limiting the effect of any other provisions in this
Article VIII, Persons entitled to receive indemnification for Damages hereunder will be entitled to indemnification solely for the reasonable fees and expenses in connection therewith of no more than one law firm.

                  8.5. PERSONAL LIABILITY OF THE SHAREHOLDERS; INDEMNIFICATION CAP. (a) Notwithstanding anything in this Agreement to the contrary, but subject to Section 8.4(d), the aggregate personal liability of each Shareholder with respect to claims for indemnification under this Agreement is and will be limited to the following product (the "PERSONAL LIABILITY AMOUNT"): (i) sum of the Aggregate Closing Consideration (as adjusted pursuant to Sections 2.4 and 2.5), and the amount of the Escrow Amount and the Earnout Amount which becomes due to Shareholders, and (ii) the Percentage Interest.

                  (b) Notwithstanding anything to the contrary contained in this Agreement, (i) the Shareholders' liability under this Agreement (other than with respect to a breach of any of the representations and warranties contained in Sections 3.1.9 or 3.2.4, liability under Section 8.3, or the breach of any representation, warranty or covenant of the Company or any Shareholder which constitutes fraud) will not exceed, in the aggregate, the Cap, (ii) the amounts payable under the Cap will be reduced by all amounts paid by the Shareholders to Indemnified Parties under Article VI or this Article VIII, and (iii) the amount of indemnifiable Damages otherwise due under Section 8.3 will be reduced by all amounts previously paid by the Shareholders to Indemnified Parties under this
Article VIII (other than Section 8.3) and under Article VI.

                  (c) All indemnifiable Damages under this Agreement will be paid in cash in immediately available funds up to the amount of the Cash Cap, and all other amounts owed by reason of such indemnifiable Damages by the Shareholders will be offset against the Non-cash Cap.

                  (d) Whenever stated in this Agreement that the Shareholders indemnify "severally" or words of similar import, the aggregate amount of indemnifiable Damages (including Taxes) shall be multiplied by each Shareholder's Percentage Interest to ascertain the total amount due by such Shareholder including, without limitation, amounts owed pursuant to any section or subsection of this Article VIII.

                  8.6. TREATMENT OF INDEMNIFICATION PAYMENTS. Any amount paid by any Shareholder or Buyer under Section 8.2 or 8.3 will be treated as a capital contribution, on the one hand, and/or an adjustment to the Aggregate Consideration on the other hand.

                  8.7. INDEMNIFICATION AMOUNTS NET OF BENEFITS RECEIVED; SET-OFF. The amount of Damages for which indemnification is provided under Sections 8.2 and 8.3 will be computed net of any insurance proceeds received by the Indemnified Party in connection with such Damages, reduced by all costs and expenses related thereto and any premium increase or expense resulting therefrom. If the amount with respect to which any claim is made under this
Section 8.7 gives rise to a currently realizable Tax benefit, the indemnity payment will be reduced by the amount of such currently realizable benefit then available to the party making the claim if and to the extent actually realized by such party in the fiscal year in which such indemnity payment is made to such party or in the next succeeding fiscal year. The Shareholders agree and acknowledge that Buyer may, but, except as otherwise expressly set forth herein, will not be obligated to, withhold against amounts payable pursuant to Section
2.7 any amount claimed by Buyer under this Article VIII ("INDEMNIFICATION CLAIMS") pending final resolution (by settlement or final, unappealable court order) of any such claim and to set off the amount of any such finally resolved Indemnification Claim against such amount payable pursuant to Section 2.7.

                  8.8. EXCLUSIVE REMEDY. Article VI and this Article VIII constitute the exclusive remedies for the breach of or default under any of the covenants, provisions or agreements, or the failure of any representations or warranties contained in this Agreement; PROVIDED, HOWEVER, that the provisions of this Section 8.8 will not prevent the Shareholders, the Company or Buyer from seeking the remedies of specific performance or injunctive relief (other than recission of this Agreement by any party hereto which right is expressly waived hereby) in connection with the breach of a covenant or agreement of any party hereto.

                               IX. MISCELLANEOUS

                  9.1. TERMINATION. (a) This Agreement may be terminated at any time prior to the Closing:

                  (i) by the mutual written consent of Buyer and the Shareholders' Representative;

                  (ii) by Buyer, if there has been a material violation or breach by either of the Companies or a Shareholder of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer at the Closing, and such violation or breach has not been waived by Buyer or, in the case of a covenant breach, cured by either of such Companies or such Shareholder within the earlier of (x) ten days after written notice thereof from Buyer or (y) the Closing Date;

                  (iii) by the Shareholders' Representative if there has been a material violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Companies at the Closing, and such violation or breach has not been waived by the Shareholders' Representative or, in the case of a covenant breach, cured by Buyer within the earlier of (x) ten days after written notice thereof from the Shareholders' Representative or (y) the Closing Date;

                  (iv) by Buyer or the Shareholders' Representative if the transactions contemplated hereby have not been consummated by March 31, 1999; PROVIDED, HOWEVER, that neither Buyer nor the Shareholders' Representative will be entitled to terminate this Agreement pursuant to this Section 9.1(a)(iv) if such Person's (or, in the case of the Shareholders' Representative, either of the Companies' or a Shareholder's) breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

                  (v) by Buyer, if the conditions to Closing set forth in Sections 7.1.9 or 7.1.15 have not been satisfied.

                  (b) In the event that this Agreement is terminated pursuant to Sections 9.1(a) (ii) and (iii), all further obligations of the parties hereto under this Agreement (other than pursuant to Section 9.4, which will continue in full force and effect) will terminate without further liability or obligation of any party to any other party hereunder; PROVIDED, HOWEVER, that no party will be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) failure of such party to have performed its obligations hereunder or (ii) any misrepresentation made by such party of any matter set forth herein.

                  9.2. NOTICES. All notices, requests and other communications to any party hereunder will be in writing (including facsimile transmission) and will be given to such party at its address set forth in SCHEDULE 9.2. All such notices, requests and other communications will be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication will be deemed not to have been received until the next succeeding business day in the place of receipt.

                  9.3. AMENDMENTS AND WAIVERS. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement (subject to Section 9.17(b)(iii)), or in the case of a waiver, by the party against whom the waiver is to be effective.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

                  9.4. EXPENSES. Except as otherwise expressly provided for herein, the parties will pay or cause to be paid all of their own fees and expenses incident to this Agreement and in preparing to consummate and consummating the transactions contemplated hereby, including the fees and expenses of any broker, finder, financial advisor, legal advisor or similar person engaged by such party. Buyer acknowledges that the Companies are responsible for and will pay prior to or at Closing all such fees and expenses incurred by either of the Companies and/or the Shareholders.

                  9.5. SUCCESSORS AND ASSIGNS. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; PROVIDED, that, Buyer may assign its rights (to be exercised through Buyer) under this Agreement to its senior bank lenders which will provide the financing contemplated by Section 7.1.15 without the consent of any other party hereto.

                  9.6. NO THIRD PARTY BENEFICIARIES. Except as provided in
Article VIII, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto and such permitted assigns any legal or equitable rights hereunder.

                  9.7. GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the law of the State of New York, without regard to the conflict of laws rules of such state.

                  9.8. JURISDICTION. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any court of competent jurisdiction in the Borough of Manhattan or the United States District Court for the Southern District of New York and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party by certified or registered mail, return receipt requested will be deemed effective service of process on such party.

                  9.9. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  9.10. COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which will be an original but all of which will constitute one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  9.11. HEADINGS. The headings, the table of contents and the Schedule and Exhibit indices in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

                  9.12. ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement among the parties with respect to the subject matter of this Agreement. This Agreement (including the Schedules and Exhibits hereto) supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof of this Agreement.

                  9.13. SEVERABILITY. If any provision of this Agreement or the application of any such provision to any person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof.

                  9.14. NO WAIVER. No action or inaction taken or omitted pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

                  9.15. CERTAIN INTERPRETIVE MATTERS. (i) Unless the context otherwise requires, (a) all references to Sections, Articles, Exhibits or Schedules are to Sections, Articles, Exhibits, or Schedules of or to this Agreement, (ii) each of the Schedules will apply only to the corresponding Section or Subsection of this Agreement, PROVIDED, HOWEVER, that an item set forth on a Schedule may be deemed to be disclosed on another Schedule if the disclosure relating to such item is, on its face, expressly responsive to the representation and warranty to which such other Schedule relates, (iii) each term defined in this Agreement has the meaning assigned to it, (iv) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (v) words in the singular include the plural and VICE VERSA, and (vi) the term "INCLUDING" means "including without limitation." All references to $ or dollar amounts will be to lawful currency of the United States. To the extent the term "day" or "days" is used, it shall mean calendar days.

                  (b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

                  (c) (i) All references to the "KNOWLEDGE OF THE COMPANIES", "KNOWLEDGE OF EITHER OF THE COMPANIES" or to words of similar import will be deemed to be references to the actual knowledge of one or more of the executive officers or directors of each of the Companies whose names are listed on
SCHEDULE 9.15(c)(i), and will include such knowledge as such executive officers or directors would have had after due inquiry of the responsible individuals of each of the Companies whose names are listed separately on SCHEDULE 9.15(c)(i).

                  (ii) All references to the "KNOWLEDGE OF BUYER" or to words of similar import will be deemed to be references to the actual knowledge of one or more of the executive officers, directors or members of the management committee of Buyer whose names are listed on SCHEDULE 9.15(c)(ii) and, will include such knowledge as such executive officers, directors or management committee members would have had after due inquiry of the responsible individuals of Buyer whose names are listed separately on SCHEDULE 9.15(c)(ii).

                  (iii) All references to the "KNOWLEDGE OF SHAREHOLDER", "KNOWLEDGE OF THE SHAREHOLDERS" or to words of similar import will be deemed to be references to the actual knowledge of such Shareholder, as applicable.

                  9.16. TRANSFER OF PROCEEDS. No Shareholder will transfer or permit the transfer of any of the Aggregate Closing Consideration received by or on behalf of such Shareholder if the result thereof would make such Shareholder unable to satisfy such Shareholder's obligations hereunder as to indemnification.

                  9.17. SHAREHOLDERS' REPRESENTATIVE. (a) By the execution and delivery of this Agreement, each Shareholder hereby irrevocably constitutes and appoints Mr. Gary Buehler as shareholders' representative ("SHAREHOLDERS' REPRESENTATIVE") with the exclusive authority to act in accordance with
Section 9.17(b). In the event of the death, resignation or inability to act of Mr. Buehler, Robert Reagan will be successor Shareholders' Representative with all powers of his predecessor.

                  (b) The Shareholders' Representative will have full power:

                  (i) to act on each Shareholder's behalf in accordance with the terms of this Agreement, to give and receive notices on behalf of all Shareholders and to act on their behalf in connection with any matter as to which one or more Shareholders is an "Indemnified Party" or

"Indemnifying Party" under this Agreement, all in the absolute discretion of Shareholders' Representative;

                  (ii) in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or in connection with this Agreement to substantiate the representations or warranties or to perform the covenants made by the Shareholders herein; and

                  (iii) to amend this Agreement on behalf of the Shareholders.

Notwithstanding anything in this Section 9.17 to the contrary, the Shareholders' Representative will not be authorized to alter, change or modify the Aggregate Closing Consideration or the Personal Liability Amount on behalf of the Shareholders.

This power of attorney, and all authority hereby conferred, is granted in consideration of the mutual covenants and agreements made herein, and is irrevocable and will not be terminated by any act of any Shareholder or by operation of Law, whether by the death or incapacity of any Shareholder or by the occurrence of any other event. The Shareholders' Representative will not be liable for any action taken in the capacity of Shareholders' Representative in accordance with the terms of this Agreement, including the compromise, settlement, payment or defense of any claim (including expenses and costs associated therewith) under this Agreement regardless of whether any Shareholder is the claimant or the party against whom a claim is being made. In connection with the exercise of his duties, the Shareholders' Representative will be entitled to consult with and rely upon legal counsel and other professional advisors, with the costs thereof to be allocated among the Shareholders and will have no liability hereunder for actions taken in good faith reliance upon the advice of such advisors. Each Shareholder will, jointly and severally, hold the Shareholders' Representative harmless from any and all Damage which they, or any one of them, may sustain as a result of any action taken in good faith hereunder.

                  The parties hereto have caused this Agreement to be duly executed by their respective authorized officers or in their individual capacity, if applicable, as of the day and year first above written.


                                   CERTIFIED FABRICATORS, INC.

                                   By:      /s/ Gary J. Buehler
                                            ------------------------------------
                                            Name: Gary J. Buehler
                                            Title: President


                                   CALBRIT DESIGN, INC.

                                   By:      /s/ Gary J. Buehler
                                            ------------------------------------
                                            Name: Gary J. Buehler
                                            Title: President


                                   PRECISION PARTNERS, INC.

                                   By:      /s/ John Clark
                                            ------------------------------------
                                            Name:  John Clark
                                            Title:  Vice President

                                     /s/ Gary J. Buehler
                                   ---------------------------------------------
                                   Gary J. Buehler, individually and as
                                   Shareholders' Representative